As filed with the Securities and Exchange Commission on August 3, 2018
Registration No. 333-226239

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Pre-Effective Amendment No. 1

to

FORM F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
INTELLIPHARMACEUTICS
INTERNATIONAL INC.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Canada	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Intellipharmaceutics
International Inc.
30 Worcester Road
Toronto, Ontario
Canada, M9W 5X2
(416) 798-3001
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Corporation Service Company
1090 Vermont Avenue N.W.
Washington, D.C. 20005
(800) 927-9800
(Name, address, and telephone number of agent for service)
_________________________
With copies to:

Richard DiStefano, Esq. Brian North, Esq. Buchanan Ingersoll & Rooney PC 640 Fifth Avenue New York, New York 10019-6102 Telephone: (212) 440-4455 Facsimile: (212) 440-4401	Tina M. Woodside, Esq. Gowling WLG (Canada) LLP Suite 1600, 1 First Canadian Place 100 King Street West Toronto, Ontario M5X 1G5 Telephone: (416) 369-4584 Facsimile: (416) 862-7661

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated August 3, 2018

PRELIMINARY PROSPECTUS

INTELLIPHARMACEUTICS INTERNATIONAL INC.

6,858,334 Common Shares

We are registering an aggregate of 6,858,334 Common Shares for resale by certain of our shareholders identified in this prospectus. The 6,858,334 Common Shares consist of (i) 4,416,667 Common Shares underlying outstanding warrants having an initial exercise price of $0.60 per share (subject to customary adjustments for share splits and dividends), (ii) 1,818,182 Common Shares underlying outstanding warrants having an initial exercise price of $1.25 per share (subject to customary adjustments for share splits and dividends) (iii) 441,667 Common Shares underlying outstanding warrants having an initial exercise price of $0.75 per share (subject to customary adjustments for share splits and dividends) and (iv) 181,818 Common Shares underlying outstanding warrants having an initial exercise price of $1.375 per share (subject to customary adjustments for share splits and dividends). We will not receive any proceeds from the resale of the Common Shares by the selling shareholders. Any proceeds received by us from the exercise of the warrants will be used for general corporate purposes, which may include working capital, R&D, accounts payable, and other commercial expenditures. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale of the Common Shares. We will pay for the expenses of this offering, which are estimated to be $145,570.

The selling shareholders may offer our Common Shares from time to time in a number of different methods and at varying prices. For more information on possible methods of offer and sale by the selling shareholders, please see the section entitled “Plan of Distribution” beginning on page 34 of this prospectus.

Our Common Shares are listed for trading on the Toronto Stock Exchange (the “TSX”), and on the Nasdaq Capital Market (“Nasdaq”), under the symbol “IPCI.” On August 1, 2018, the closing sale price of our Common Shares as reported by the TSX and Nasdaq was Cdn$0.43 and $0.33, respectively. We are seeking approval from our shareholders to grant our Board of Directors the discretion to implement a reverse stock split of our Common Shares (the “reverse split”) if then necessary to attempt to meet the minimum bid price continued listing requirement of Nasdaq. If the trading price of our Common Shares increases before a reverse split is effected, the reverse split may not be necessary. No decision has been made yet by our Board of Directors to implement a reverse split.

You should rely only on the information contained herein or incorporated by reference in this prospectus. Neither we nor any selling shareholder has authorized any other person to provide you with different information.

Investing in our securities involves risks. See “Risk Factors” beginning on page 9 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

The Company’s registered office and head office is located at 30 Worcester Road, Toronto, Ontario, Canada, M9W 5X2.

We are a foreign private issuer under United States (“U.S.”) securities laws. The financial statements incorporated herein by reference have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of Canada, that all of its officers and directors are residents of Canada, that some or all of the experts named in the registration statement are residents of a foreign country, and that a substantial portion of the assets of the Company and said persons are located outside the United States.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION OR CANADIAN SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is  , 2018

ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the selling shareholders identified in this prospectus under the caption “Selling Shareholders,” from time to time, of up to an aggregate of 6,858,334 Common Shares issuable upon exercise of certain outstanding warrants. As described below under “Prospectus Summary—Equity Offerings,” the Common Shares registered by this prospectus are issuable upon exercise of warrants to purchase up to 1,818,182 Common Shares for an initial exercise price of $1.25 per share issued in October 2017, warrants to purchase up to 181,818 Common Shares for an initial exercise price of $1.375 per share issued in October 2017, warrants to purchase up to 4,416,667 Common Shares for an initial exercise price of $0.60 per share issued in March 2018, and warrants to purchase up to 441,667 Common Shares for an initial exercise price of $0.75 per share issued in March 2018. All of the warrants issued in October 2017 are exercisable by the selling shareholders; the warrants issued in March 2018 are not yet exercisable. We are not selling any Common Shares under this prospectus, and we will not receive any proceeds from the sale of Common Shares offered hereby by the selling shareholders.

The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC, and the documents incorporated by reference herein before making your investment decision. You should rely only on the information provided in this prospectus and the documents incorporated by reference herein or any amendment thereto. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information: Incorporation by Reference.” Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

We have not, and the selling shareholders have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus, the documents incorporated by reference herein or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. The information contained in this prospectus, the documents incorporated by reference herein or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the selling shareholders have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

References to “$,” “U.S. $” or “dollars” are to U.S. dollars, and all references to “Cdn $” are to the lawful currency of Canada. In this prospectus, where applicable, and unless otherwise indicated, amounts are converted from U.S. dollars to Canadian dollars and vice versa by applying the closing rate of exchange of the Bank of Canada on August 1, 2018. See “Exchange Rate Information.” Except as otherwise indicated, our consolidated financial statements and other information are presented in U.S. dollars.

Any reference in this prospectus to our “products” includes a reference to our product candidates and future products we may develop.

Whenever we refer to any of our current product candidates (including additional product strengths of products we are currently marketing) and future products we may develop, no assurances can be given that we, or any of our strategic partners, will successfully commercialize or complete the development of any of such product candidates or future products under development or proposed for development, that regulatory approvals will be granted for any such product candidate or future product, or that any approved product will be produced in commercial quantities or sold profitably.

In this prospectus, any prospectus supplement, and/or the documents incorporated by reference herein or therein, we refer to information regarding potential markets for our products, product candidates and other industry data. We believe that all such information has been obtained from reliable sources that are customarily relied upon by companies in our industry. However, we have not independently verified any such information.

Unless the context otherwise requires, references in this prospectus to our Common Shares, including prices per Common Share, do not reflect the implementation of a proposed reverse split to be considered at our 2018 Special Meeting of Shareholders scheduled to be held on August 15, 2018.

TRADEMARKS

Intellipharmaceutics™, Hypermatrix™, Drug Delivery Engine™, IntelliFoam™, IntelliGITransporter™, IntelliMatrix™, IntelliOsmotics™, IntelliPaste™, IntelliPellets™, IntelliShuttle™, Rexista™, nPODDDS™ , PODRAS™ and Regabatin™ are our trademarks. These trademarks are important to our business. Although we may have omitted the “TM” trademark designation for such trademarks in this prospectus or in any prospectus supplement, all rights to such trademarks are nevertheless reserved. Unless otherwise noted, other trademarks used in this prospectus are the property of their respective holders.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein. This summary is not complete and may not contain all of the information that you should consider before deciding whether or not you should purchase the securities offered hereunder. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 9 of this prospectus and the section entitled “Risks Factors” in our annual report on Form 20-F for the fiscal year ended November 30, 2017, and all other information included or incorporated herein by reference in this prospectus before you decide whether to purchase our securities.

Our Company

We are a pharmaceutical company specializing in the research, development and manufacture of novel and generic controlled-release and targeted-release oral solid dosage drugs. Our patented Hypermatrix™ technology is a multidimensional controlled-release drug delivery platform that can be applied to the efficient development of a wide range of existing and new pharmaceuticals. Based on this technology platform, we have developed several drug delivery systems and a pipeline of products (some of which have received U.S. Food and Drug Administration, or FDA, approval) and product candidates in various stages of development, including abbreviated new drug applications, or ANDAs, filed with the FDA (and one Abbreviated New Drug Submission, or ANDS, filed with Health Canada) in therapeutic areas that include neurology, cardiovascular, gastrointestinal tract, or GIT, diabetes and pain.

We also have new drug application, or NDA, 505(b)(2) specialty drug product candidates in our development pipeline. These include our oxycodone hydrochloride extended-release tablets (previously referred to as Rexista™), or Oxycodone ER, an abuse deterrent oxycodone based on our proprietary nPODDDS™ novel Point Of Divergence Drug Delivery System (for which an NDA has been filed with the FDA), and Regabatin™ XR (pregabalin extended-release capsules). The NDA 505(b)(2) pathway (which relies in part upon the approving agency’s findings for a previously approved drug) both accelerates development timelines and reduces costs in comparison to NDAs for new chemical entities. An advantage of our strategy for development of NDA 505(b)(2) drugs is that our product candidates can, if approved for sale by the FDA, potentially enjoy an exclusivity period which may provide for greater commercial opportunity relative to the generic ANDA route.

Equity Offerings

Pursuant to a placement agent agreement dated October 10, 2017 between the Company and H.C. Wainwright & Co., LLC, or H.C. Wainwright, in October 2017, we completed a registered direct offering of 3,636,364 Common Shares at a price of $1.10 per share for gross proceeds of approximately $4 million. We also issued to the investors unregistered warrants to purchase an aggregate of 1,818,182 Common Shares at an initial exercise price of $1.25 per share. The warrants became exercisable six months following the October 13, 2017 closing date and will expire 30 months after the date they became exercisable. The Common Shares (but not the warrants or the Common Shares underlying the warrants) were offered by us through a prospectus supplement pursuant to our Shelf Registration Statement (as defined below) on Form F-3 as previously filed and declared effective by the SEC and the base prospectus contained therein (Registration Statement No. 333-218297). We also issued to the placement agents 181,818 warrants to purchase Common Shares at an initial exercise price of $1.375 per share. The total net proceeds from the offering were $3.5 million, after deducting offering expenses.

Pursuant to a placement agent agreement dated March 12, 2018 between the Company and H.C. Wainwright, on March 16, 2018, we completed a registered direct offering of 5,833,334 Common Shares at a price of $0.60 per share for gross proceeds of approximately $3.5 million. We also issued to the investors unregistered warrants to purchase an aggregate of 2,916,667 Common Shares at an initial exercise price of $0.60 per share. The warrants are exercisable six months following the March 16, 2018 closing date and will expire 30 months after the date they become exercisable. The Common Shares (but not the warrants or the Common Shares underlying the warrants) were offered by us through a prospectus supplement pursuant to our Shelf Registration Statement. We also issued to the placement agent 291,667 warrants to purchase Common Shares at an initial exercise price of $0.75 per share. The total net proceeds from the offering were approximately $3 million, after deducting offering expenses.

Pursuant to a placement agent agreement dated March 18, 2018 between the Company and H.C. Wainwright, on March 21, 2018, we completed a registered direct offering of 3,000,000 Common Shares at a price of $0.60 per share for gross proceeds of approximately $1.8 million. We also issued to the investors unregistered warrants to purchase an aggregate of 1,500,000 Common Shares at an initial exercise price of $0.60 per share. The warrants are exercisable six months following the March 21, 2018 closing date and will expire 30 months after the date they become exercisable. The Common Shares (but not the warrants or the Common Shares underlying the warrants) were offered by us through a prospectus supplement pursuant to our Shelf Registration Statement. We also issued to the placement agent 150,000 warrants to purchase Common Shares at an initial exercise price of $0.75 per share. The total net proceeds from the offering were approximately $1.6 million, after deducting offering expenses.

The warrants described above were offered in private placements under Section 4(a)(2) of the U.S. Securities Act of 1933, as amended (the U.S. Securities Act”), and Regulation D promulgated thereunder and, along with the Common Shares underlying the warrants, were not registered under the U.S. Securities Act, or applicable state securities laws. All of such warrants contain certain ownership limitations that may restrict their exercise, as described under the caption “Selling Shareholders” in this prospectus. In addition, all such warrants are exercisable on a cashless basis if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of Common Shares for which the warrants are exercisable.

We have filed a registration statement on Form F-1, of which this prospectus is a part, to provide for the resale, by the holders of all of the unregistered warrants we issued in the offerings described above, of all of the Common Shares issuable upon exercise of such warrants, totaling an aggregate of up to 6,858,334 Common Shares. The registration statement of which this prospectus is a part does not register the offer or sale of any of the warrants.

Recent Developments

Proposed Reverse Stock Split

As more fully described below (under “Nasdaq Notices and Nasdaq Hearings Panel Grant of Request for Continued Listing”), in order to qualify for continued listing on Nasdaq, we have to meet certain continued listing criteria, including a closing bid price of at least $1.00 for a minimum of 10 consecutive business days. In connection with the minimum bid price requirement, we are seeking approval from our shareholders to grant our Board of Directors discretionary authority to implement a reverse split. If the trading price of our Common Shares increases before a reverse split is effected, the reverse split may not be necessary. No decision has been made yet by our Board of Directors to implement a reverse split. Because we do not know if a reverse split will be implemented, or the ratio at which the shares would be consolidated, all information in this prospectus is presented on a pre-reverse split basis.

Nasdaq Notices and Nasdaq Hearings Panel Grant of Request for Continued Listing

While we are currently not in compliance with the requirements for the continued listing of our Common Shares on the Nasdaq Capital Market, as described below, we have until September 28, 2018 to satisfy those requirements. The proposed reverse split is an important part of our plan to regain compliance with Nasdaq’s requirements for the continued listing of our Common Shares.

In September 2017, we were notified by Nasdaq that we were not in compliance with the minimum market value of listed securities required for continued listing on Nasdaq. Nasdaq Listing Rule 5550(b) requires listed securities to maintain a minimum market value of $35.0 million, among other alternatives, including minimum stockholders’ equity of $2.5 million. A failure to meet the minimum market value requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the market value of our Common Shares for the 30 consecutive business days from August 8, 2017, we did not satisfy the minimum market value of listed securities requirement. By rule, we were provided 180 calendar days, or until March 19, 2018, to regain compliance with that requirement. To regain compliance, our Common Shares were required to have a market value of at least $35.0 million for a minimum of 10 consecutive business days prior to March 19, 2018, which they did not. In the alternative, if the minimum market value requirement for continued listing is not met, an issuer may maintain continued listing under Nasdaq Listing Rule 5550(b) if it has stockholders’ equity of at least $2.5 million.

On April 20, 2018, we received notice that the Nasdaq Listings Qualification staff (the “Nasdaq Staff”) had determined to delist our Common Shares as a result of our failure to meet either the minimum market value of listed securities requirement or the minimum stockholders’ equity requirement for continued listing. However, any delisting action by the Nasdaq Staff was stayed pending the ultimate conclusion of the Company’s hearing before a Nasdaq Hearings Panel (the “Panel”).

In addition to not meeting the minimum market value of listed securities or minimum stockholders’ equity requirements, we were separately notified in December 2017 that our Common Shares no longer satisfied the minimum $1.00 per share bid requirement under Nasdaq Listing Rule 5550(a)(2).

We attended a hearing before the Panel on May 17, 2018, and subsequently received formal notice that the Panel had granted our request for continued listing until September 28, 2018, by which date we are required to evidence compliance with the requirements for continued listing on Nasdaq. Specifically, on or before September 28, 2018, the Panel has required that: (i) our common shares evidence a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days, (ii) we evidence stockholders’ equity of at least $2.5 million, and (iii) we provide the Panel with updated financial projections demonstrating our ability to maintain compliance with the minimum stockholders’ equity requirement over the following 12 months.

There is no assurance that we will be able to regain or maintain compliance with the Nasdaq listing requirements or, if we do regain compliance, that we will be able to maintain such compliance over the long term. If we are unable to do so, our Common Shares may be delisted from Nasdaq and the liquidity and market price of our Common Shares may be adversely impacted as a result. If our Common Shares are delisted from Nasdaq, they may trade in the over-the-counter system, which may be a less liquid market. In such case, our shareholders’ ability to trade, or obtain quotations of the market value of, our Common Shares could be severely limited because of lower trading volumes and transaction delays. See “—Risk Factors--Our Common Shares will be delisted from the Nasdaq Capital Market if we do not satisfy certain requirements of the Nasdaq Hearing Panel by September 28, 2018.”

FDA Meeting

In February 2018, we and the FDA discussed a previously-announced Complete Response Letter for Oxycodone ER, including issues related to the blue dye in the product candidate. Based on the meeting, the product candidate will no longer include the blue dye. The blue dye was intended to act as an additional deterrent if Oxycodone ER is abused and serve as an early warning mechanism to flag potential misuse or abuse. The FDA confirmed that the removal of the blue dye is unlikely to have any impact on formulation quality and performance. As a result, we will not be required to repeat in vivo bioequivalence studies and pharmacokinetic studies submitted in the Oxycodone ER NDA. The FDA also indicated that, from an abuse liability perspective, Category 1 studies will not have to be repeated on Oxycodone ER with the blue dye removed.

In May 2018, we announced that we had commenced our Category 2 and 3 human abuse liability studies for our Oxycodone ER product candidate to support its abuse-deterrent label claims for the intranasal route of administration. We also announced that planned studies to support abuse-deterrent label claims for the oral route of abuse were scheduled to commence. Both studies are now underway.

There can be no assurance that our products will be successfully commercialized or produce significant revenues for us. Also, there can be no assurance that we will not be required to conduct further studies for our Oxycodone ER product candidate, that the FDA will approve any of our requested abuse-deterrence label claims or that the FDA will ultimately approve the NDA for the sale of our Oxycodone ER product in the U.S. market, or that it will ever be successfully commercialized, that we will be successful in submitting any additional ANDAs or NDAs with the FDA or ANDSs with Health Canada, that the FDA or Health Canada will approve any of our current or future product candidates for sale in the U.S. market and Canadian market, or that they will ever be successfully commercialized and produce significant revenue for us.

At-The-Market Termination

On March 13, 2018, we terminated the continuous offering by us under the prospectus supplement dated July 18, 2017 and prospectus dated July 17, 2017 in respect of our at-the-market program. If we seek to offer and sell Common Shares under our at-the-market program, we will file another prospectus supplement prior to making such additional offers and sales. We are not required to sell shares under the equity distribution agreement. There can be no assurance that any additional shares will be sold under our at-the-market program. For further information regarding the at-the-market program and sales thereunder, see “—Risk Factors--Sales of a significant number of our Common Shares in the public markets, or the perception that such sales could occur, could depress the market price of the Common Shares.”

For more information about these offerings, see the documents we have filed with the SEC in connection with such offerings. See “Where You Can Find More Information; Incorporation by Reference” in this prospectus.

Our Corporate Information

We were formed under the Canada Business Corporations Act (the “CBCA”) by certificate and articles of arrangement dated October 22, 2009. Our registered principal office is located at 30 Worcester Road, Toronto, Ontario, Canada M9W 5X2. Our telephone number is (416) 798-3001 and our facsimile number is (416) 798-3007. Our website address is http://www.intellipharmaceutics.com. Information on or accessed through our website is not incorporated into this prospectus and is not a part of this prospectus. Our Common Shares are listed for trading on the TSX and on Nasdaq under the symbol “IPCI.”

THE OFFERING

Common Shares being offered by the selling shareholders:	6,858,334 Common Shares issuable upon exercise of certain outstanding warrants
Common Shares outstanding before this offering:	43,537,850 Common Shares
Common Shares to be outstanding after this offering (assuming full exercise of the warrants that are exercisable for the shares offered hereby):	50,396,184 Common Shares
Use of Proceeds:
All proceeds from the sale of Common Shares offered hereby will be for the account of the selling shareholders. We will not receive any proceeds from the sale of Common Shares offered pursuant to this prospectus. We will receive proceeds upon cash exercises of the warrants to purchase the Common Shares offered hereby, if any. See “Use of Proceeds” in this prospectus.

Nasdaq and TSX symbol/listing:
Our Common Shares are listed under the symbol “IPCI.” There is no established trading market for the warrants that are exercisable for the Common Shares offered hereby, and we do not intend to list the warrants on any securities exchange or other trading system. See “Recent Developments” above for important information about the listing of our Common Shares on Nasdaq.

Risk Factors:
Investing in our securities involves substantial risks. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in our securities.

The number of Common Shares shown above to be outstanding after this offering is based on 43,537,850 shares outstanding as of August 1, 2018 and excludes, as of that date:

●
an aggregate of 5,613,169 Common Shares issuable upon the exercise of outstanding options, with a weighted average exercise price of U.S. $ 3.15 per Common Share;

●
up to 1,504,556 additional Common Shares that have been reserved for issuance in connection with future grants under our stock option plan;

●
an aggregate of 1,389,361 Common Shares issuable upon the exercise of outstanding Common Share purchase warrants, with a weighted average exercise price of U.S. $1.93 per Common Share (excluding, only for purposes of the number of shares outstanding immediately before this offering, the Common Shares subject to the warrants that are exercisable for the Common Shares offered hereby);

●
an aggregate of 102,791 deferred share units granted to non-management directors (to defer receipt of all or a portion of their board fees until termination of the board service and to receive such fees in the form of Common Shares at that time); and

●
an aggregate of 450,000 Common Shares issuable upon the conversion of a Debenture (as defined below) held by Drs. Isa and Amina Odidi, who are directors, executive officers and principal stockholders of our company.

RISK FACTORS

Our past experience may not be indicative of future performance, and as noted elsewhere in this prospectus and documents incorporated by reference into this prospectus, we have included forward-looking statements about our business, plans and prospects that are subject to change. In addition to the other risks or uncertainties contained in this prospectus and documents incorporated by reference into this prospectus, the following risks may affect our operating results, financial condition and cash flows. If any of these risks occurs, either alone or in combination with other factors, our business, financial condition or operating results could be adversely affected. Moreover, readers should note this is not an exhaustive list of the risks we face. Some risks are unknown or not quantifiable, and other risks that we currently perceive as immaterial may ultimately prove more significant than expected. Statements about plans, predictions or expectations should not be construed to be assurances of performance or promises to take a given course of action. Before making an investment decision, you should carefully consider these risks, including those set forth below and those described in the “Risk Factors” section of our Annual Report on Form 20-F, as filed with the SEC on March 1, 2018, which is incorporated by reference into this prospectus, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, and you should also carefully consider any other information we include or incorporate by reference in this prospectus.

Any of the risks we describe below or in the information incorporated herein by reference in this prospectus could cause our business, financial condition or operating results to suffer. The market price of our Common Shares could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment.

Risks Relating to this Offering

Our management will have broad discretion in allocating the net proceeds of this offering, if any, and may use the proceeds in ways with which you disagree.

Our management has significant flexibility in applying the net proceeds, if any, from the exercise of the warrants which are exercisable for the Common Shares offered hereby. Because the net proceeds are not required to be allocated to any specific product, investment or transaction, and therefore you cannot determine at this time the value or propriety of our application of those proceeds, you and other shareholders may not agree with our decisions. In addition, our use of any such proceeds may not yield a significant return or any return at all for our shareholders. The failure by our management to apply these funds effectively could have a material adverse effect on our business, results of operations or financial condition. See “Use of Proceeds” for a further description of how management intends to apply the proceeds, if any, from the exercise of the warrants which are exercisable for the Common Shares offered hereby.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we intend to offer additional Common Shares or other securities convertible into or exchangeable for our Common Shares. Those Common Shares or other securities may be offered at prices that may not be the same as the price per share paid by the investors in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional Common Shares, or securities convertible or exchangeable into Common Shares, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Future sales of substantial amounts of Common Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Shares.

If the selling shareholders exercise their warrants for the Common Shares offered hereby, they will not be restricted as to the price or prices at which those shares may be sold. Sales of shares by such holders may depress the market price of our Common Shares since the number of shares which may be sold by them may be relatively large compared to the historical average weekly trading of our Common Shares. Accordingly, if the holders were to sell, or attempt to sell, all or a substantial portion of such shares at once or during a short time period, we believe such transactions could adversely affect the market price of our Common Shares.

In addition, we have registered a substantial number of outstanding Common Shares and Common Shares that are issuable upon the exercise of other warrants. If the holders of our registered Common Shares choose to sell such shares in the public market or if holders of our warrants exercise their purchase rights and sell the underlying Common Shares in the public market, or if holders of currently restricted Common Shares choose to sell such shares in the public market, the prevailing market price of our Common Shares may decline. The sale of shares issued upon the exercise of our warrants (and options) could also further dilute the holdings of our then existing shareholders. In addition, future public sales by holders of our Common Shares could impair our ability to raise capital through equity offerings.

Sales of a significant number of our Common Shares in the public markets, or the perception that such sales could occur, could depress the market price of the Common Shares.

Sales of a substantial number of our Common Shares or securities convertible or exchangeable into Common Shares in the public markets could depress the market price of the Common Shares and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of Common Shares would have on the market price of our Common Shares.

A substantial portion of our Common Shares are currently freely trading without restriction under the U.S. Securities Act, having been registered for resale or held by their holders for over six months and are eligible for sale under Rule 144. If the holders of our registered Common Shares choose to sell such shares in the public market or if holders of our warrants exercise their purchase rights and sell the underlying Common Shares in the public market, or if holders of currently restricted Common Shares choose to sell such shares in the public market, the prevailing market price of our Common Shares may decline. The sale of shares issued upon the exercise of our warrants (and options) could also further dilute the holdings of our then-existing shareholders. In addition, future public sales by holders of our Common Shares could impair our ability to raise capital through equity offerings.

In order to raise additional capital, we intend to offer additional Common Shares or other securities convertible into or exchangeable for our Common Shares. In November 2013, we established an at-the-market equity program pursuant to which we originally could, from time to time, sell up to 5,305,484 of our Common Shares for up to an aggregate of $16.8 million (or such lesser amount as may then be permitted under applicable exchange rules and securities laws and regulations). As of August 1, 2018, we issued and sold an aggregate of 4,740,350 Common Shares for aggregate gross proceeds of $13,872,929 under the at-the-market program. On March 13, 2018, we terminated the continuous offering by us under the prospectus supplement dated July 18, 2017 and prospectus dated July 17, 2017 in respect of our at-the-market program. If we seek to continue to offer and sell Common Shares under our at-the-market program, we will file another prospectus supplement prior to making such additional offers and sales. We are not required to sell shares under the equity distribution agreement.

On July 17, 2017, our most recent shelf registration statement prior to the registration statement of which this prospectus forms a part was declared effective by the SEC (the “Shelf Registration Statement”). The Shelf Registration Statement allows for, subject to securities regulatory requirements and limitations, the potential offering of up to an aggregate of U.S. $100 million (or such lesser amount as may then be permitted under applicable exchange rules and securities laws and regulations) of the Company’s Common Shares, preference shares, warrants, subscription receipts, subscription rights and units, or any combination thereof, from time to time in one or more offerings, and is intended to give the Company the flexibility to take advantage of financing opportunities when, and if, market conditions are favorable to the Company. The specific terms of such future offerings, if any, would be established, subject to the approval of the Company’s board of directors, at the time of such offering and will be described in detail in a prospectus supplement filed at the time of any such offering. To the extent any of our securities are issued under the Shelf Registration Statement, a shareholder’s percentage ownership will be diluted and our stock price could be further adversely affected. As of August 1, 2018, the Company has not sold any securities under the Shelf Registration Statement, other than (i) the sale since July 17, 2017 of 485,239 Common Shares under our at-the-market program, (ii) the sale in October 2017 of 3,636,364 Common Shares in a registered direct offering, (iii) the sale in March 2018 of 5,833,334 Common Shares in a registered direct offering and (iv) the sale in March 2018 of 3,000,000 Common Shares in a registered direct offering, and there can be no assurance that any additional securities will be sold under the Shelf Registration Statement or the shelf prospectus.

On October 22, 2009, IntelliPharmaCeutics Ltd., or IPC Ltd., and Vasogen Inc., or Vasogen, completed a plan of arrangement and merger (the “IPC Arrangement Agreement”) resulting in the formation of the Company. Our shareholders who received shares under the IPC Arrangement Agreement who were not deemed “affiliates” of either Vasogen, IPC Ltd., or us prior to the IPC Arrangement Agreement were able to resell the Common Shares that they received without restriction under the U.S. Securities Act. The Common Shares received by an “affiliate” after the IPC Arrangement Agreement or who were “affiliates” of either Vasogen, IPC Ltd., or us prior to the IPC Arrangement Agreement are subject to certain restrictions on resale under Rule 144.

As of August 1, 2018, there are currently Common Shares issuable upon the exercise of outstanding options and warrants and deferred share units and the conversion of the outstanding Debenture for an aggregate of approximately 7,555,321 Common Shares, excluding the shares offered hereby. To the extent any of our options and warrants are exercised and the Debenture is converted, a shareholder’s percentage ownership will be diluted and our stock price could be further adversely affected. Moreover, the market price of the shares could drop significantly if the holders of these shares sell them or if the market perceives that the holders intend to sell these shares.

The market price of our Common Shares could decline as a result of sales of Common Shares or securities that are convertible into or exchangeable for, or that represent the right to receive, our Common Shares after this offering or the perception that such sales could occur.

Our Common Shares will be delisted from the Nasdaq Capital Market if we do not satisfy certain requirements of the Nasdaq Hearing Panel by September 28, 2018.

On April 20, 2018, we received notice of the determination of the Nasdaq Staff to delist our Common Shares as a result of the failure to meet either the minimum market value requirement or the minimum stockholders’ equity requirement for continued listing. After an appeal before the Nasdaq Hearings Panel, the Panel approved our request for continued listing, subject to our compliance with the following by September 28, 2018:

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Our Common Shares having a closing bid price of over $1.00 for ten consecutive trading days;

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A stockholders’ equity position of over $2.5 million; and

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Providing the Panel with updated financial projections demonstrating our ability to maintain compliance with the $2.5 million stockholders equity requirement for the coming year.

There is no assurance that we will be able to satisfy these requirements or that, if we do, we will be able to maintain such compliance with Nasdaq’s requirements. If we are unable to do so, our Common Shares will no longer be listed on Nasdaq or another U.S. national securities exchange and the liquidity and market price of our Common Shares may be adversely affected. If our Common Shares are delisted from Nasdaq, they may trade in the U.S. on the over-the-counter market, which is a less liquid market. In such case, our shareholders’ ability to trade, or obtain quotations of the market value of, our Common Shares would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our securities.

If our Common Shares are not listed on a national securities exchange, compliance with applicable state securities laws may be required for subsequent offers, transfers and sales of the Common Shares offered hereby.

Because our Common Shares are currently listed on Nasdaq, we are not required to register or qualify in any state the subsequent offer, transfer or sale of the Common Shares. If our Common Shares are delisted from Nasdaq and are not eligible to be listed on another national securities exchange, subsequent transfers of our Common Shares offered hereby by U.S. holders may not be exempt from state securities laws. In such event, it will be the responsibility of the holder of Common Shares to register or qualify the Common Shares for any subsequent offer, transfer or sale in the United States or to determine that any such offer, transfer or sale is exempt under applicable state securities laws.

Risks Associated with a Proposed Reverse Stock Split

We are seeking approval from our shareholders to grant our Board of Directors discretion to implement a reverse split of our Common Shares for the purpose of attempting to meet the minimum bid price continued listing requirement of Nasdaq. However, any reverse split ultimately may not increase our share price.

In order to maintain our continued listing on Nasdaq, we have to meet certain continued listing criteria by September 28, 2018, including a closing bid price of at least $1.00 for a minimum of 10 consecutive trading days. In connection with the minimum bid price requirement, we are seeking approval from our shareholders to grant our Board of Directors discretionary authority to implement the proposed reverse split. We are seeking such shareholder approval pursuant to a notice of special meeting and management information circular filed with the SEC on July 13, 2018 in respect of a special meeting of our shareholders scheduled to be held on August 15, 2018 (the “Special Meeting”). Shareholders of record on June 28, 2018 are entitled to receive notice of, and to vote at, the Special Meeting. We intend to, if approved, implement the reverse split of our Common Shares if then necessary to attempt to meet the minimum bid price continued listing requirement of Nasdaq.

The reverse split could result in a significant devaluation of our market capitalization and trading price of the Common Shares. We expect that the reverse split of the outstanding Common Shares will increase the market price of the Common Shares if and when effected. However, we cannot be certain whether the reverse split would lead to a sustained increase in the trading price or the trading market for our Common Shares. The history of similar stock split combinations for companies in like circumstances is varied. Accordingly, there is no assurance that the market price per share of our Common Shares after the reverse split will rise in proportion to the reduction in the number of pre-split Common Shares outstanding before the reverse split, or that the market price per share post reverse split will remain in excess of the $1.00 minimum closing bid price as required by the Nasdaq Marketplace Rules or that we would otherwise meet the requirements of Nasdaq for continued inclusion for trading on The Nasdaq Capital Market.

The market price of the Common Shares will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse split is consummated and the trading price of our Common Shares declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse split. Furthermore, the liquidity of the Common Shares could be adversely affected by the reduced number of shares that would be outstanding after the reverse split and this could have an adverse effect on the market price of the Common Shares. If the market price of the Common Shares declines subsequent to the effectiveness of the reverse split, this will detrimentally impact our market capitalization and the market value of our public float. The reverse split may result in some shareholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell. The reverse split may result in some shareholders owning “odd lots” of less than 100 Common Shares on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares. Depending on the reverse split ratio, certain shareholders may no longer have any equity interest in us and therefore would not participate in our future earnings or growth, if any. The reverse split may not help generate additional investor interest. There can be no assurance that the reverse split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our Common Shares may not necessarily improve.

Risks Relating to our Company

Our business is capital intensive and requires significant investment to conduct R&D, clinical and regulatory activities necessary to bring our products to market, which capital may not be available in amounts or on terms acceptable to us, if at all.

Our business requires substantial capital investment in order to conduct the research and development (“R&D”), clinical and regulatory activities necessary and to defend against patent litigation claims in order to bring our products to market and to establish commercial manufacturing, marketing and sales capabilities. As of November 30, 2017, we had a cash balance of $1.9 million. As of August 1, 2018, our cash balance was $0.2 million. While we expect to satisfy certain short term capital needs from cash on hand and profit transfer payments from our commercial partners, we need to obtain additional funding as we further the development of our product candidates. Potential sources of capital may include payments from licensing agreements, cost savings associated with managing operating expense levels, other equity and/or debt financings, and/or new strategic partnership agreements which fund some or all costs of product development. We intend to utilize the equity markets to bridge any funding shortfall and to provide capital to continue to advance our most promising product candidates. Our future operations are highly dependent upon our ability to source additional capital to support advancing our product pipeline through continued R&D activities and to fund any significant expansion of our operations. Our ultimate success will depend on whether our product candidates receive the approval of the FDA or Health Canada and whether we are able to successfully market approved products. We cannot be certain that we will be able to receive FDA or Health Canada approval for any of our current or future product candidates, that we will reach the level of sales and revenues necessary to achieve and sustain profitability or that we can secure other capital sources on terms or in amounts sufficient to meet our needs, or at all. Our cash requirements for R&D during any period depend on the number and extent of the R&D activities we focus on. At present, we are working principally on our Oxycodone ER 505(b)(2), PODRAS™ technology, additional 505(b)(2) product candidates for development in various indication areas, and selected generic product candidate development projects. Our development of Oxycodone ER will require significant expenditures, including costs to defend against the Purdue litigation (as defined below). For our Regabatin™ XR 505(b)(2) product candidate, Phase III clinical trials can be capital intensive, and will only be undertaken consistent with the availability of funds and a prudent cash management strategy. We anticipate some investment in fixed assets and equipment over the next several months, the extent of which will depend on cash availability.

Effective September 28, 2017, the maturity date for the Debenture was extended to October 1, 2018. The Company currently expects to repay the current outstanding principal amount of $1,350,000 on or about October 1, 2018, if the Company then has cash available.

The availability of equity or debt financing will be affected by, among other things, the results of our R&D, our ability to obtain regulatory approvals, our success in commercializing approved products with our commercial partners and the market acceptance of our products, the state of the capital markets generally, strategic alliance agreements and other relevant commercial considerations. In addition, if we raise additional funds by issuing equity securities, our then-existing security holders will likely experience dilution, and the incurring of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. In the event that we do not obtain sufficient additional capital, it will raise substantial doubt about our ability to continue as a going concern, realize our assets, and pay our liabilities as they become due. Our cash outflows are expected to consist primarily of internal and external R&D, legal and consulting expenditures to advance our product pipeline and selling, general and administrative expenses to support our commercialization efforts. Depending upon the results of our R&D programs, the impact of the Purdue litigation (as defined below) and the availability of financial resources, we could decide to accelerate, terminate, or reduce certain projects, or commence new ones. Any failure on our part to successfully commercialize approved products or raise additional funds on terms favorable to us, or at all, may require us to significantly change or curtail our current or planned operations in order to conserve cash until such time, if ever, that sufficient proceeds from operations are generated, and could result in us not taking advantage of business opportunities, in the termination or delay of clinical trials or us not taking any necessary actions required by the FDA or Health Canada for one or more of our product candidates, in curtailment of our product development programs designed to identify new product candidates, in the sale or assignment of rights to our technologies, products or product candidates, and/or our inability to file ANDAs, ANDSs or NDAs, at all or in time to competitively market our products or product candidates.

We have a history of operating losses, which may continue in the foreseeable future.

We have incurred net losses from inception through May 31, 2018 and had an accumulated deficit of $77,882,323 as of such date and have incurred additional losses since such date. As we engage in the development of products in our pipeline, we may continue to incur further losses. There can be no assurance that we will ever be able to achieve or sustain profitability or positive cash flow. In addition to the other factors described in this prospectus, our ultimate success will depend on how many of our product candidates receive the approval of the FDA or Health Canada and whether we are able to successfully market approved products. We cannot be certain that we will be able to receive FDA or Health Canada approval for any of our current or future product candidates, or that we will reach the level of sales and revenues necessary to achieve and sustain profitability.

Approvals for our product candidates may be delayed or become more difficult to obtain if the FDA changes its approval requirements.

The FDA may institute changes to its ANDA approval requirements, which may make it more difficult or expensive for us to obtain approval for our new generic products. For instance, in July 2012, the Generic Drug User Fee Amendments of 2012, or GDUFA, were enacted into law. The GDUFA legislation implemented substantial fees for new ANDAs, Drug Master Files, product and establishment fees. In return, the program is intended to provide faster and more predictable ANDA reviews by the FDA and more timely inspections of drug facilities. For the FDA’s fiscal year 2018, the user fee rate is $171,823 for new ANDAs. For the FDA’s fiscal year 2018, the FDA will also charge an annual facility user fee of $226,087 plus a new general program fee of $159,079. Under GDUFA, generic product companies face significant penalties for failure to pay the new user fees, including rendering an ANDA not “substantially complete” until the fee is paid. It is currently uncertain the effect the new fees will have on our ANDA process and business. However, any failure by us or our suppliers to pay the fees or to comply with the other provisions of GDUFA may adversely impact or delay our ability to file ANDAs, obtain approvals for new generic products, generate revenues and thus may have a material adverse effect on our business, results of operations and financial condition.

We operate in a highly litigious environment.

From time to time, we may be exposed to claims and legal actions in the normal course of business. As of the date of this prospectus, we are not aware of any pending or threatened material litigation claims against us, other than as described below and under the caption “Legal Proceedings” in this prospectus. Litigation to which we are, or may be, subject could relate to, among other things, our patent and other intellectual property rights or such rights of others, business or licensing arrangements with other persons, product liability or financing activities. Such litigation could include an injunction against the manufacture or sale of one or more of our products or potential products or a significant monetary judgment, including a possible punitive damages award, or a judgment that certain of our patent or other intellectual property rights are invalid or unenforceable or infringe the intellectual property rights of others. If such litigation is commenced, our business, results of operations, financial condition and cash flows could be materially adversely affected.

There has been substantial litigation in the pharmaceutical industry concerning the manufacture, use and sale of new products that are the subject of conflicting patent rights. When we file an ANDA or 505(b)(2) NDA for a bioequivalent version of a drug, we may, in some circumstances, be required to certify to the FDA that any patent which has been listed with the FDA as covering the branded product has expired, the date any such patent will expire, or that any such patent is invalid or will not be infringed by the manufacture, sale or use of the new drug for which the application is submitted. Approval of an ANDA is not effective until each listed patent expires, unless the applicant certifies that the patents at issue are not infringed or are invalid and so notifies the patent holder and the holder of the branded product. A patent holder may challenge a notice of non-infringement or invalidity by suing for patent infringement within 45 days of receiving notice. Such a challenge prevents FDA approval for a period which ends 30 months after the receipt of notice, or sooner if an appropriate court rules that the patent is invalid or not infringed. From time to time, in the ordinary course of business, we face and have faced such challenges and may continue to do so in the future.

In April 2017, the Purdue litigation plaintiffs (as defined below) commenced the Purdue litigation (as defined below) against us in the U.S. District Court for the District of Delaware (docket number 17-392) in respect of our NDA filing for our Oxycodone ER product candidate (abuse-deterrent oxycodone hydrochloride extended-release tablets), alleging that it infringes the OxyContin® patents, listed in the Orange Book (as defined below). In our NDA filed in November 2016 for Oxycodone ER, we relied on the 505(b)(2) regulatory pathway, which allowed us to reference data from Purdue Pharma L.P.’s file for its OxyContin® extended-release oxycodone hydrochloride. Our Oxycodone ER application was accepted by the FDA for further review in February 2017. We certified to the FDA that we believed that our Oxycodone ER product candidate would not infringe any of the OxyContin® patents, or that such patents are invalid, and so notified Purdue Pharma L.P. and the other owners of the subject patents listed in the Orange Book (as defined below) of such certification. The complaint seeks injunctive relief as well as attorneys’ fees and costs and such other and further relief as the Court may deem just and proper. An answer and counterclaim have been filed.

Subsequent to the above-noted filing of lawsuit, 4 further such patents were listed and published in the Orange Book. We then similarly certified to the FDA concerning such further patents. On March 16, 2018, we received notice that the Purdue litigation plaintiffs (as defined below) had commenced further such patent infringement proceedings against us adding the 4 further patents. This lawsuit is also in the District of Delaware federal court under docket number 18-404.

As a result of the commencement of the first of these legal proceedings, the FDA is stayed for 30 months from granting final approval to our Oxycodone ER product candidate. That time period commenced on February 24, 2017, when the Purdue litigation plaintiffs received notice of our certification concerning the patents, and will expire on August 24, 2019, unless the stay is earlier terminated by a final declaration of the courts that the patents are invalid, or are not infringed, or the matter is otherwise settled among the parties. A trial date for the Purdue litigation (as defined below) has been set for October 22, 2018. We are confident that we do not infringe the subject patents, and will vigorously defend against these claims.

Brand-name pharmaceutical manufacturers routinely bring patent infringement litigation against ANDA applicants seeking FDA approval to manufacture and market generic forms of their branded products. We are routinely subject to patent litigation that can delay or prevent our commercialization of products, force us to incur substantial expense to defend, and expose us to substantial liability.

In July 2017, three complaints were filed in the U.S. District Court for the Southern District of New York asserting claims under the federal securities laws against us and two of our executive officers on behalf of a putative class of purchasers of our securities. In a subsequent order, the Court consolidated the three actions under the caption Shanawaz v. Intellipharmaceutics Int’l Inc., et al., No. 1:17-cv-05761 (S.D.N.Y.), appointed lead plaintiffs in the consolidated action, and approved lead plaintiffs’ selection of counsel. Lead plaintiffs filed a consolidated amended complaint on January 29, 2018. In the amended complaint, lead plaintiffs purport to assert claims on behalf of a putative class consisting of purchasers of our securities between May 21, 2015 and July 26, 2017. The amended complaint alleges that the defendants violated Sections 10(b) and 20(a) of the United States Securities Exchange Act of 1934, as amended, or the U.S. Exchange Act, and Rule 10b-5 promulgated thereunder by making allegedly false and misleading statements or failing to disclose certain information regarding our NDA for Oxycodone ER abuse-deterrent oxycodone hydrochloride extended-release tablets. The complaint seeks, among other remedies, unspecified damages, attorneys’ fees and other costs, equitable and/or injunctive relief, and such other relief as the court may find just and proper. On March 30, 2018, we filed a motion to dismiss in response to the claim. A response by the plaintiffs was filed May 31, 2018. A reply in support of the motion to dismiss was filed by the Company on June 29, 2018. We intend to vigorously defend against the claims asserted in the consolidated action.

We may be subject to intellectual property claims that could be costly and could disrupt our business.

Third parties may claim we have infringed their patents, trademarks, copyrights or other rights. We may be unsuccessful in defending against such claims, which could result in the inability to protect our intellectual property rights or liability in the form of substantial damages, fines or other penalties such as injunctions precluding our manufacture, importation or sales of products. The resolution of a claim could also require us to change how we do business or enter into burdensome royalty or license agreements. Insurance coverage may be denied or may not be adequate to cover every claim that third parties could assert against us. Even unsuccessful claims could result in significant legal fees and other expenses, diversion of management’s time and disruptions in our business. Any of these claims could also harm our reputation.

We are a defendant in litigation and are at risk of additional similar litigation in the future that could divert management’s attention and adversely affect our business and could subject us to significant liabilities.

We are a defendant in the litigation matters described under the heading “Legal Proceedings.” The defense of such litigation may increase our expenses and divert our management’s attention and resources, and any unfavorable outcome could have a material adverse effect on our business and results of operations. Any adverse determination in such litigation, or any amounts paid to settle such litigation matters could require that we make significant payments. In addition, we may be the target of other litigation in the future. See “Legal Proceedings.”

Our significant shareholders have the ability to exercise significant influence over certain corporate actions.

Our principal shareholders, Drs. Amina and Isa Odidi, our President and Chief Operating Officer and our Chairman and Chief Executive Officer, respectively, and Odidi Holdings Inc., a privately-held company controlled by Drs. Amina and Isa Odidi, owned in the aggregate approximately 13.28% of our issued and outstanding Common Shares as of August 1, 2018 (and collectively beneficially owned in the aggregate approximately 20.8% of our Common Shares, including Common Shares issuable upon the exercise of outstanding options and the conversion of the Debenture in respect of the loan to us in the original principal amount of $1,500,000 by Drs. Isa and Amina Odidi, of which $1,350,000 remains outstanding, that are exercisable or convertible within 60 days of the date hereof). As a result, the principal shareholders have the ability to exercise significant influence over all matters submitted to our shareholders for approval.

We may be classified as a “passive foreign investment company” or PFIC for U.S. income tax purposes, which could have significant and adverse tax consequences to U.S. investors.

The possible classification of our company as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes could have significant and adverse tax consequences for U.S. Holders (as defined below) of our Common Shares. It may be possible for U.S. Holders of Common Shares to mitigate certain of these consequences by making an election to treat us as a “qualified electing fund” or “QEF” under Section 1295 of the Code, or a QEF Election, or a mark-to-market election under Section 1296 of the Code. A non-U.S. corporation generally will be a PFIC if, for a taxable year (a) 75% or more of the gross income of such corporation for such taxable year consists of specified types of passive income or (b) on average, 50% or more of the assets held by such corporation either produce passive income or are held for the production of passive income, based on the fair market value of such assets (or on the adjusted tax basis of such assets, if such non-U.S. corporation is not publicly traded and either is a “controlled foreign corporation” under Section 957(a) of the Code, or makes an election to determine whether it is a PFIC based on the adjusted basis of the assets).

The determination of whether we are, or will be, a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to various interpretations. Although the matter is not free from doubt, we believe that we were not a PFIC during our 2017 taxable year and will not likely be a PFIC during our 2018 taxable year. Because PFIC status is based on our income, assets and activities for the entire taxable year, and our market capitalization, it is not possible to determine whether we will be characterized as a PFIC for the 2018 taxable year until after the close of the taxable year. The tests for determining PFIC status are subject to a number of uncertainties. These tests are applied annually, and it is difficult to accurately predict future income, assets and activities relevant to this determination. In addition, because the market price of our Common Shares is likely to fluctuate, the market price may affect the determination of whether we will be considered a PFIC. There can be no assurance that we will not be considered a PFIC for any taxable year (including our 2018 taxable year). Absent one of the elections described above, if we are a PFIC for any taxable year during which a U.S. Holder holds our Common Shares, we generally will continue to be treated as a PFIC regardless of whether we cease to meet the PFIC tests in one or more subsequent years. Accordingly, no assurance can be given that we will not constitute a PFIC in the current (or any future) tax year or that the Internal Revenue Service (the “IRS”) will not challenge any determination made by us concerning our PFIC status.

If we are a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the ownership and disposition of our Common Shares will depend on whether such U.S. Holder makes a QEF or mark-to-market election. Unless otherwise provided by the IRS, a U.S. holder of our Common Shares is generally required to file an informational return annually to report its ownership interest in the Company during any year in which we are a PFIC.

The foregoing only speaks to the United States federal income tax considerations as to the Code in effect on the date of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

Certain statements included and incorporated by reference in this prospectus constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and/or “forward-looking information” under the Securities Act (Ontario). These statements include, without limitation, statements expressed or implied regarding our expectations regarding the proposed reverse split, our plans, goals and milestones, status of developments or expenditures relating to our business, plans to fund our current activities, and statements concerning our partnering activities, health regulatory submissions, strategy, future operations, future financial position, future sales, revenues and profitability, projected costs, and market penetration. In some cases, you can identify forward-looking statements by terminology such as “appear,” “unlikely,” “target,” “may,” “will,” “should,” “expects,” “plans,” “plans to,” “anticipates,” “believes,” “estimates,” “predicts,” “confident,” “prospects,” “potential,” “continue,” “intends,” “look forward,” “could,” “would,” “projected,” “goals”, “set to,” “seeking,” or the negative of such terms or other comparable terminology. We made a number of assumptions in the preparation of our forward-looking statements. You should not place undue reliance on our forward-looking statements, which are subject to a multitude of known and unknown risks and uncertainties that could cause actual results, future circumstances or events to differ materially from those stated in or implied by the forward-looking statements.

Risks, uncertainties and other factors that could affect our actual results include, but are not limited to, the effects of general economic conditions, securing and maintaining corporate alliances, our estimates regarding our capital requirements, and the effect of capital market conditions and other factors, including the current status of our product development programs, on capital availability, the estimated proceeds (and the expected use of any proceeds) we may receive from this or any other offering of our securities, the potential dilutive effects of this or any future financing, potential liability from and costs of defending pending or future litigation, our ability to maintain compliance with the continued listing requirements of the principal markets on which our securities are traded, including risks or uncertainties related to our ability to implement our plan to comply with Nasdaq’s continued listing standards, our programs regarding research, development and commercialization of our product candidates, the timing of such programs, the timing, costs and uncertainties regarding obtaining regulatory approvals to market our product candidates and the difficulty in predicting the timing and results of any product launches, the timing and amount of profit-share payments from our commercial partners, and the timing and amount of any available investment tax credits. Other factors that could cause actual results to differ materially include but are not limited to:

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the actual or perceived benefits to users of our drug delivery technologies, products and product candidates as compared to others;

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our ability to establish and maintain valid and enforceable intellectual property rights in our drug delivery technologies, products and product candidates;

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the scope of protection provided by intellectual property rights for our drug delivery technologies, products and product candidates;

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recent and future legal developments in the United States and elsewhere that could make it more difficult and costly for us to obtain regulatory approvals for our product candidates and negatively affect the prices we may charge;

●
increased public awareness and government scrutiny of the problems associated with the potential for abuse of opioid-based medications,

●
pursuing growth through international operations could strain our resources;

●
our limited manufacturing, sales, marketing or distribution capability and our reliance on third parties for such;

●
the actual size of the potential markets for any of our products and product candidates compared to our market estimates;

●
our selection and licensing of products and product candidates;

●
our ability to attract distributors and/or commercial partners with the ability to fund patent litigation and with acceptable product development, regulatory and commercialization expertise and the benefits to be derived from such collaborative efforts;

●
sources of revenues and anticipated revenues, including contributions from distributors and commercial partners, product sales, license agreements and other collaborative efforts for the development and commercialization of product candidates;

●
our ability to create an effective direct sales and marketing infrastructure for products we elect to market and sell directly;

●
the rate and degree of market acceptance of our products;

●
delays in product approvals that may be caused by changing regulatory requirements;

●
the difficulty in predicting the timing of regulatory approval and launch of competitive products;

●
the difficulty in predicting the impact of competitive products on volume, pricing, rebates and other allowances;

●
the number of competitive product entries, and the nature and extent of any aggressive pricing and rebate activities that may follow;

●
the inability to forecast wholesaler demand and/or wholesaler buying patterns;

●
seasonal fluctuations in the number of prescriptions written for our generic Focalin XR® capsules, and our generic Seroquel XR® tablets, which may produce substantial fluctuations in revenue;

●
the timing and amount of insurance reimbursement regarding our products;

●
changes in laws and regulations affecting the conditions required by the FDA for approval, testing and labeling of drugs including abuse or overdose deterrent properties, and changes affecting how opioids are regulated and prescribed by physicians;

●
changes in laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products;

●
the effect of recently-enacted changes in U.S. federal income tax laws, including, but not limited to, limitations on the deductibility of business interest, limitations on the use of net operating losses and application of the base erosion minimum tax, on our U.S. corporate income tax burden;

●
the success and pricing of other competing therapies that may become available;

●
our ability to retain and hire qualified employees;

●
the availability and pricing of third-party sourced products and materials;

●
challenges related to the development, commercialization, technology transfer, scale-up, and/or process validation of manufacturing processes for our products or product candidates;

●
the manufacturing capacity of third-party manufacturers that we may use for our products;

●
potential product liability risks;

●
the recoverability of the cost of any pre-launch inventory should a planned product launch encounter a denial or delay of approval by regulatory bodies, a delay in commercialization, or other potential issues;

●
the successful compliance with FDA, Health Canada and other governmental regulations applicable to us and our third-party manufacturers’ facilities, products and/or businesses;

●
our reliance on commercial partners, and any future commercial partners, to market and commercialize our products and, if approved, our product candidates;

●
difficulties, delays or changes in the FDA approval process or test criteria for ANDAs and NDAs;

●
challenges in securing final FDA approval for our product candidates, including our Oxycodone ER product candidate in particular, if a patent infringement suit is filed against us with respect to any particular product candidates (such as in the case of Oxycodone ER), which could delay the FDA’s final approval of such product candidates;

●
healthcare reform measures that could hinder or prevent the commercial success of our products and product candidates;

●
the FDA may not approve requested product labeling for our product candidate(s) having abuse-deterrent properties and targeting common forms of abuse (oral, intra nasal and intravenous);

●
risks associated with cyber-security and the potential for vulnerability of our digital information or the digital information of a current and/or future drug development or commercialization partner of ours; and

●
risks arising from the ability and willingness of our third-party commercialization partners to provide documentation that may be required to support information on revenues earned by us from those commercialization partners.

Additional risks and uncertainties relating to us and our business can be found in the “Risk Factors” section of this prospectus, as well as in our other public filings incorporated by reference herein. The forward-looking statements reflect our current views with respect to future events and are based on what we believe are reasonable assumptions as of the date hereof, and we disclaim any intention and have no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Nothing contained in this document should be construed to imply that the results discussed herein will necessarily continue into the future or that any conclusion reached herein will necessarily be indicative of our actual operating results.

FINANCIAL INFORMATION

The financial statements of the Company incorporated herein by reference are reported in United States dollars and have been prepared in accordance with U.S. GAAP. References to “$,” “U.S. $” or “dollars” are to U.S. dollars, and all references to “Cdn $” or “C$” are to the lawful currency of Canada. In this prospectus, where applicable, and unless otherwise indicated, amounts are converted from U.S. dollars to Canadian dollars and vice versa by applying the closing spot rate of exchange of the Bank of Canada on August 1, 2018. See “Exchange Rate Information” below.

EXCHANGE RATE INFORMATION

The following table sets out the high and low rates of exchange for one U.S. dollar expressed in Canadian dollars in effect at the end of each of the following periods; the average rate of exchange for those periods; and the rate of exchange in effect at the end of each of those periods, each based on the closing rate published by the Bank of Canada.

	Period-End	Average for Period	Low	High
	(Cdn dollar per U.S. dollar)
Year Ended November 30:
2013	1.0620	1.0241	0.9837	1.0620
2014	1.1440	1.0971	1.0587	1.1440
2015	1.3353	1.2603	1.1328	1.3418
2016	1.3429	1.3276	1.2536	1.4559
2017	1.2888	1.3030	1.2128	1.3743
Month Ended:
January 31, 2018	1.2293	1.2427	1.2293	1.2535
February 28, 2018	1.2809	1.2586	1.2288	1.2809
March 31, 2018	1.2894	1.2932	1.2830	1.3088
April 30, 2018	1.2836	1.2733	1.2552	1.2908
May 31, 2018	1.2948	1.2873	1.2775	1.3020
June 30, 2018	1.3168	1.3129	1.2913	1.3310
July 31, 2018	1.3017	1.3130	1.3017	1.3255

On August 1, 2018, the closing rate for Canadian dollars in terms of the United States dollar, as reported by the Bank of Canada, was U.S. $1.00 = Cdn $1.3002 or Cdn $1.00 = U.S. $0.7691.

THE COMPANY

History and Development of the Company

The Company was formed under the CBCA by certificate and articles of arrangement dated October 22, 2009.

Our registered principal office is located at 30 Worcester Road, Toronto, Ontario, Canada M9W 5X2. Our telephone number is (416) 798-3001 and our facsimile number is (416) 798-3007.

Our agent for service in the United States is Corporation Service Company at 1090 Vermont Avenue N.W., Washington, D.C. 20005.

On October 19, 2009, the shareholders of IPC Ltd. and Vasogen approved the IPC Arrangement Agreement that resulted in the October 22, 2009 court-approved merger of IPC Ltd. and another U.S. subsidiary of Intellipharmaceutics, Inc. coincident with an arrangement pursuant to which a predecessor of the Company combined with 7231971 Canada Inc., a new company that acquired substantially all of the assets and certain liabilities of Vasogen, including the proceeds from its non-dilutive financing transaction with Cervus LP. The completion of that transaction on October 22, 2009 resulted in the formation of the Company, which is governed by the CBCA. The Common Shares of the Company are traded on the TSX and Nasdaq. See “Prospectus Summary-Recent Developments—Nasdaq Notices and Nasdaq Hearings Panel Grant of Request for Continued Listing” and “—Risk Factors--Our Common Shares will be delisted from the Nasdaq Capital Market if we do not satisfy certain requirements of the Nasdaq Hearing Panel by September 28, 2018” in this prospectus for important information about the listing of our Common Shares on Nasdaq.

In this prospectus, any prospectus supplement, and/or the documents incorporated by reference herein or therein, unless the context otherwise requires, the terms “we,” “us,” “our,” “Intellipharmaceutics,” and the “Company” refer to Intellipharmaceutics International Inc. and its subsidiaries.

Business Overview

We are a pharmaceutical company specializing in the research, development and manufacture of novel and generic controlled-release and targeted-release oral solid dosage drugs. Our patented Hypermatrix™ technology is a multidimensional controlled-release drug delivery platform that can be applied to the efficient development of a wide range of existing and new pharmaceuticals. Based on this technology platform, we have developed several drug delivery systems and a pipeline of products (some of which have received FDA approval) and product candidates in various stages of development, including ANDAs filed with the FDA (and one ANDS filed with Health Canada) and one NDA filing, in therapeutic areas that include neurology, cardiovascular, gastrointestinal tract, or GIT, diabetes and pain.

In November 2005, we entered into a license and commercialization agreement (as amended, the “Par agreement”) with Par Pharmaceutical, Inc. (“Par"), pursuant to which we granted Par an exclusive, royalty-free license to make and distribute in the U.S. all strengths of our generic Focalin XR® (dexmethylphenidate hydrochloride extended-release) capsules for a period of 10 years from the date of commercial launch (which was November 19, 2013). Under the Par agreement, we made a filing with the FDA for approval to market generic Focalin XR® capsules in various strengths in the U.S. (the “Company ANDA”), and are the owner of that Company ANDA, as approved in part by the FDA. We retain the right to make and distribute all strengths of the generic product outside of the U.S. Calendar quarterly profit-sharing payments for its U.S. sales under the Company ANDA are payable by Par to us as calculated pursuant to the Par agreement. Within the purview of the Par agreement, Par also applied for and owns an ANDA pertaining to all marketed strengths of generic Focalin XR® (the “Par ANDA”), and is now approved by the FDA to market generic Focalin XR® capsules in all marketed strengths in the U.S. As with the Company ANDA, calendar quarterly profit-sharing payments are payable by Par to us for its U.S. sales of generic Focalin XR® under the Par ANDA as calculated pursuant to the Par agreement.

We received final approval from the FDA in November 2013 under the Company ANDA to launch the 15 and 30 mg strengths of our generic Focalin XR® capsules. Commercial sales of these strengths were launched immediately by our commercialization partner in the U.S., Par.

In January 2017, Par launched the 25 and 35 mg strengths of its generic Focalin XR® capsules in the U.S., and in May 2017, Par launched the 10 and 20 mg strengths, complementing the 15 and 30 mg strengths of our generic Focalin XR® marketed by Par. The FDA granted final approval under the Par ANDA for its generic Focalin XR® capsules in the 5, 10, 15, 20, 25, 30, 35 and 40 mg strengths, and subsequently Par launched the remaining 5 and 40 mg strengths. Under the Par agreement, we receive quarterly profit share payments on Par’s U.S. sales of generic Focalin XR®. We currently expect revenues from sales of the generic Focalin XR® capsules to somewhat improve over the longer term, however, results for the next several quarters are expected to continue to be impacted by ongoing competitive pressures in the generic market. There can be no assurance whether revenues from this product will improve going forward or that any recently launched strengths will be successfully commercialized. We depend significantly on the actions of our marketing partner Par in the prosecution, regulatory approval and commercialization of our generic Focalin XR® capsules and on its timely payment to us of the contracted calendar quarterly payments as they come due.

In February 2017, we received final approval from the FDA for our ANDA for metformin hydrochloride extended-release tablets in the 500 and 750 mg strengths. This product is a generic equivalent for the corresponding strengths of the branded product Glucophage® XR sold in the U.S. by Bristol-Myers Squibb. The Company is aware that several other generic versions of this product are currently available that serve to limit the overall market opportunity for this product. We are continuing to evaluate options to realize commercial returns on this product, particularly in international markets. There can be no assurance that our metformin hydrochloride extended-release tablets for the 500 and 750 mg strengths will be successfully commercialized.

In February 2016, we received final approval from the FDA of our ANDA for generic Keppra XR® (levetiracetam extended-release) tablets for the 500 and 750 mg strengths. Our generic Keppra XR® is a generic equivalent for the corresponding strengths of the branded product Keppra XR® sold in the U.S. by UCB, Inc., and is indicated for use in the treatment of partial onset seizures associated with epilepsy. We are aware that several other generic versions of this product are currently available that serve to limit the overall market opportunity. We are actively exploring the best approach to maximize our commercial returns from this approval and are looking at several international markets where, despite lower volumes, product margins are typically higher than in the U.S. There can be no assurance that our generic Keppra XR® for the 500 and 750 mg strengths will be successfully commercialized.

In October 2016, we received tentative approval from the FDA for our ANDA for quetiapine fumarate extended-release tablets in the 50, 150, 200, 300 and 400 mg strengths, and in May 2017, our ANDA received final FDA approval for all of these strengths. Our approved product is a generic equivalent for the corresponding strengths of the branded product Seroquel XR® sold in the U.S. by AstraZeneca Pharmaceuticals LP, or AstraZeneca. Pursuant to a settlement agreement between us and AstraZeneca dated July 30, 2012, we were permitted to launch our generic versions of the 50, 150, 200, 300 and 400 mg strengths of generic Seroquel XR®, on November 1, 2016, subject to FDA final approval of our ANDA for those strengths. The Company manufactured and shipped commercial quantities of all strengths of generic Seroquel XR® to our marketing and distribution partner Mallinckrodt LLC (“Mallinckrodt”), and Mallinckrodt launched all strengths in June 2017. In October 2016, we announced a license and commercial supply agreement with Mallinckrodt, or (“Mallinckrodt Agreement”), granting Mallinckrodt an exclusive license to market, sell and distribute in the U.S. the following extended-release drug product candidates (the “licensed products”) which have either been launched (generic Seroquel XR) or for which we have ANDAs filed with the FDA:

●
Quetiapine fumarate extended-release tablets (generic Seroquel XR®) –Approved and launched

●
Desvenlafaxine extended-release tablets (generic Pristiq®) – ANDA under FDA Review

●
Lamotrigine extended-release tablets (generic Lamictal® XR™) –ANDA under FDA Review

Under the terms of the 10-year agreement, we received a non-refundable upfront payment of $3 million in October 2016. In addition, the agreement also provides for a long-term profit sharing arrangement with respect to these licensed products (which includes up to $11 million in cost recovery payments that are payable on future sales of licensed product). We have agreed to manufacture and supply the licensed products exclusively for Mallinckrodt on a cost plus basis. The Mallinckrodt Agreement contains customary terms and conditions for an agreement of this kind, and is subject to early termination in the event we do not obtain FDA approvals of the Mallinckrodt licensed products by specified dates, or pursuant to any one of several termination rights of each party.

Our goal is to leverage our proprietary technologies and know-how in order to build a diversified portfolio of revenue generating commercial products. We intend to do this by advancing our products from the formulation stage through product development, regulatory approval and manufacturing. We believe that full integration of development and manufacturing will help maximize the value of our drug delivery technologies, products and product candidates. We also believe that out-licensing sales and marketing to established organizations, when it makes economic sense, will improve our return from our products while allowing us to focus on our core competencies. We expect our expenditures for the purchase of production, laboratory and computer equipment and the expansion of manufacturing and warehousing capability to be higher as we prepare for the commercialization of ANDAs, one NDA and one ANDS that are pending FDA and Health Canada approval, respectively.

Our Strategy

Our Hypermatrix™ technologies are central to the development and manufacture of novel and generic controlled-release and targeted-release oral solid dosage drugs. The Hypermatrix™ technologies are a multidimensional controlled-release drug delivery platform that we believe can be applied to the efficient development of a wide range of existing and new pharmaceuticals. We believe that the flexibility of these technologies allows us to develop complex drug delivery solutions within an industry-competitive timeframe. Based on this technology platform, we have developed several drug delivery systems and a pipeline of products (some of which have received FDA approval) and product candidates in various stages of development, including ANDAs filed with the FDA (and one ANDS filed with Health Canada) and one NDA filing, in therapeutic areas that include neurology, cardiovascular, GIT, diabetes and pain. We expect that certain, but not all, of the products in our pipeline may be developed from time to time for third parties pursuant to drug development agreements with those third parties, under which our commercialization partner would generally pay certain of the expenses of development, sometimes make certain milestone payments to us and receive a share of revenues or profits if the drug is developed successfully to completion, the control of which would generally be in the discretion of our drug development partner.

The principal focus of our development activities previously targeted difficult-to-develop controlled-release generic drugs which follow an ANDA regulatory path. Our current development effort is increasingly directed towards improved difficult-to-develop controlled-release drugs which follow an NDA 505(b)(2) regulatory pathway. We have increased our research and development emphasis towards specialty new product development, facilitated by the 505(b)(2) regulatory pathway, by advancing the product development program for both Oxycodone ER and Regabatin™. We have also identified several additional 505(b)(2) product candidates for development in various indication areas including cardiovascular, dermatology, pulmonary disease and oncology. The technology that is central to our abuse deterrent formulation of our Oxycodone ER is the novel Point of Divergence Drug Delivery System (“nPODDDS™”). nPODDDS™ is designed to provide for certain unique drug delivery features in a product. These include the release of the active substance to show a divergence in a dissolution and/or bioavailability profile. The divergence represents a point or a segment in a release timeline where the release rate, represented by the slope of the curve, changes from an initial rate or set of rates to another rate or set of rates, the former representing the usually higher rate of release shortly after ingesting a dose of the drug, and the latter representing the rate of release over a later and longer period of time, being more in the nature of a controlled-release or sustained action. It is applicable for the delivery of opioid analgesics in which it is desired to discourage common methods of tampering associated with misuse and abuse of a drug, and also dose dumping in the presence of alcohol. It can potentially retard tampering without interfering with the bioavailability of the product.

In addition, our Paradoxical OverDose Resistance Activating System, or PODRAS™, delivery technology was initially introduced to enhance our Oxycodone ER product candidate. The PODRAS™ delivery technology platform was designed to prevent overdose when more pills than prescribed are swallowed intact. Preclinical studies of prototypes of oxycodone with PODRAS technology suggest that, unlike other third-party abuse-deterrent oxycodone products in the marketplace, if more tablets than prescribed are deliberately or inadvertently swallowed, the amount of drug active released over 24 hours may be substantially less than expected. However, if the prescribed number of pills is swallowed, the drug release should be as expected. Certain aspects of our PODRAS technology are covered by U.S. Patent Nos. 9,522,119, 9,700,515, 9,700,516 and 9,801,939 and Canadian Patent No. 2,910,865 issued by the U.S. Patent and Trademark Office and the Canadian Intellectual Property Office in respect of “Compositions and Methods for Reducing Overdose” in December 2016, July 2017 and October 2017.The issuance of these patents provides us with the opportunity to accelerate our PODRAS™ development plan by pursuing proof of concept studies in humans. We intend to incorporate this technology in future product candidates, including Oxycodone ER and other similar pain products, as well as pursuing out-licensing opportunities.

The NDA 505(b)(2) pathway (which relies in part upon the FDA’s findings for a previously approved drug) both accelerates development timelines and reduces costs in comparison to NDAs for new chemical entities.

An advantage of our strategy for development of NDA 505(b)(2) drugs is that our product candidates can, if approved for sale by the FDA, potentially enjoy an exclusivity period which may provide for greater commercial opportunity relative to the generic ANDA route.

The market we operate in is created by the expiration of drug product patents, challengeable patents and drug product exclusivity periods. There are three ways that we employ our controlled-release technologies, which we believe represent substantial opportunities for us to commercialize on our own or develop products or out-license our technologies and products:

●
For branded immediate-release (multiple-times-per-day) drugs, we can formulate improved replacement products, typically by developing new, potentially patentable, controlled-release once-a-day drugs. Among other out-licensing opportunities, these drugs can be licensed to and sold by the pharmaceutical company that made the original immediate-release product. These can potentially protect against revenue erosion in the brand by providing a clinically attractive patented product that competes favorably with the generic immediate-release competition that arises on expiry of the original patent(s). The regulatory pathway for this approach requires NDAs via a 505(b)(2) application for the U.S. or corresponding pathways for other jurisdictions where applicable.

●
Some of our technologies are also focused on the development of abuse-deterrent and overdose preventive pain medications. The growing abuse and diversion of prescription “painkillers,” specifically opioid analgesics, is well documented and is a major health and social concern. We believe that our technologies and know-how are aptly suited to developing abuse-deterrent pain medications. The regulatory pathway for this approach requires NDAs via a 505(b)(2) application for the U.S. or corresponding pathways for other jurisdictions where applicable.

●
For existing controlled-release (once-a-day) products whose active pharmaceutical ingredients (“APIs”) are covered by drug molecule patents about to expire or already expired, or whose formulations are covered by patents about to expire, already expired or which we believe we do not infringe, we can seek to formulate generic products which are bioequivalent to the branded products. Our scientists have demonstrated a successful track record with such products, having previously developed several drug products which have been commercialized in the U.S. by their former employer/clients. The regulatory pathway for this approach requires ANDAs for the U.S. and ANDSs for Canada.

We intend to collaborate in the development and/or marketing of one or more products with partners, when we believe that such collaboration may enhance the outcome of the project. We also plan to seek additional collaborations as a means of developing additional products. We believe that our business strategy enables us to reduce our risk by (a) having a diverse product portfolio that includes both branded and generic products in various therapeutic categories, and (b) building collaborations and establishing licensing agreements with companies with greater resources thereby allowing us to share costs of development and to improve cash-flow. There can be no assurance that we will be able to enter into additional collaborations or, if we do, that such arrangements will be commercially viable or beneficial.

CONSOLIDATED CAPITALIZATION

The following table sets forth our capitalization as of May 31, 2018:

●
on an actual basis, without giving effect to this offering and the use of net proceeds as discussed in “Use of Proceeds”; and

●
on an as-adjusted basis to reflect the issuance of the 6,858,334 Common Shares offered for resale hereby upon full exercise by the selling shareholders of the warrants issued in October 2017 and March 2018 at the current exercise prices described herein, and the use of net proceeds therefrom as discussed in “Use of Proceeds.”

This capitalization table should be read in conjunction with our report on Form 6-K including our financial statements in respect of the three and six months ended May 31, 2018, and the other financial information included and incorporated by reference in this prospectus.

As of May 31, 2018, the Company had cash totaling $1.4 million.

	As of May 31, 2018
	Actual	As Adjusted
Short term debt-due to related parties based on contractual maturities:	$1,403,224	$1,403,224
Common shares, unlimited amount authorized, 43,537,850 issued and outstanding:	$38,697,900	$44,056,308
	$40,101,124	$45,459,532

USE OF PROCEEDS

All Common Shares offered by this prospectus are being registered for the account of the selling shareholders identified herein. We will not receive any of the proceeds from the sale of these shares.

We will receive proceeds from any cash exercise of the warrants, which, if exercised in cash at the current exercise prices described herein with respect to all of the 6,858,334 Common Shares offered hereby, would result in gross proceeds to us of approximately $5.5 million.

We intend to use any proceeds received by us from the cash exercise of the warrants for general corporate purposes, which may include working capital, R&D, accounts payable, and other commercial expenditures. The holders of the warrants may exercise the warrants at their own discretion and at any time until their expiration in accordance with the terms of the warrants. As a result, we cannot predict when or if the warrants will be exercised, and it is possible that the warrants may expire and never be exercised. In addition, the warrants are exercisable on a cashless basis if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of Common Shares for which the warrants are exercisable. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

SELLING SHAREHOLDERS

This prospectus covers an aggregate of up to 6,858,334 Common Shares that may be sold or otherwise disposed of by the selling shareholders identified herein. Such shares are issuable to the selling shareholders upon the exercise of certain outstanding common share purchase warrants we issued and sold to the selling shareholders in private placement transactions and as compensation for certain placement agent services in connection with such transactions and certain other offerings.

The following table sets forth certain information with respect to each selling shareholder, including (i) the Common Shares beneficially owned by the selling shareholder prior to this offering, (ii) the number of shares being offered by the selling shareholder pursuant to this prospectus and (iii) the selling shareholder’s beneficial ownership after completion of this offering, assuming that all of the shares covered hereby (but none of the other shares, if any, held by the selling shareholders) are sold.

The table is based on information supplied to us by the selling shareholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a selling shareholder and the percentage ownership of that selling shareholder, Common Shares subject to warrants held by that selling shareholder that are exercisable as of August 1, 2018, or exercisable within 60 days after August 1, 2018, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership after this offering is based on 43,537,850 shares outstanding on August 1, 2018.

The registration of these Common Shares does not mean that the selling shareholders will sell or otherwise dispose of all or any of those securities. The selling shareholders may sell or otherwise dispose of all, a portion or none of such shares from time to time. We do not know the number of shares, if any, that will be offered for sale or other disposition by any of the selling shareholders under this prospectus. Furthermore, the selling shareholders may have sold, transferred or disposed of the Common Shares covered hereby in transactions exempt from the registration requirements of the U.S. Securities Act since the date on which we filed this prospectus.

To our knowledge and except as noted below, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

	Beneficial Ownership Before This Offering		Shares Underlying	Beneficial Ownership After This Offering
Selling Shareholders	Number of Shares Owned	Percentage	Warrants Offered Hereby	Number of Shares Owned (1)	Percentage (1)
Anson Funds Management LP (2) c/o Anson Advisors Inc. 155 University Ave., Ste. 207 Toronto, Ontario, Canada M5H 3B7	1,613,613 (3)	3.6%	1,833,333	155,280	*
Armistice Capital Master Fund Ltd. (4) c/o Armistice Capital, LLC510 Madison Avenue, 22nd Floor New York, NY 10022	10,967,425 (5)	23.9%	3,492,425	8,600,000	17.1%
Sabby Volatility Warrant Master Fund, Ltd. (6) c/o Sabby Management, LLC 10 Mountain Road, Ste. 205 Upper Saddle River, NJ 07458	909,191 (7)	2.0%	909,091	Nil	*
Mark Viklund* 430 Park Avenue, 3rd Floor New York, New York	5,455 (8)	*	5,455	Nil	*
Noam Rubinstein* 430 Park Avenue, 3rd Floor New York, New York	149,147 (9)	*	196,397	Nil	*
Charles Worthman* 430 Park Avenue, 3rd Floor New York, New York	4,735 (10)	*	6,235	Nil	*
Michael Vasinkevich* 430 Park Avenue, 3rd Floor New York, New York	314,148 (11)	*	415,398	Nil	*

*Less than 1%

(1)	Assumes all shares to be sold in this offering are sold.
(2)
Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is 190 Elgin Ave; George Town, Grand Cayman.

(3)
This amount does not include 375,000 Common Shares issuable upon exercise of warrants issued in March 2018 and registered for sale under this prospectus, which are not currently exercisable. All of the Anson warrants, pursuant to their terms, may not be exercised to the extent such exercise would cause the holder, together with its affiliates and attribution parties, to beneficially own a number of Common Shares which would exceed 4.99% of our then outstanding Common Shares following such exercise, excluding for purposes of such determination Common Shares issuable upon exercise of such warrants which have not been exercised.

(4)
Armistice Capital Master Fund, Ltd (“Armistice”) has shared voting power with Steven Boyd and Armistice Capital, LLC. Mr. Boyd is managing member of Armistice Capital, LLC and director of Armistice Capital Master Fund Ltd.. Each of Armistice Capital, LLC and Mr. Boyd disclaims beneficial ownership of the Common Shares, except to the extent of his or its pecuniary interest therein.

(5)
This amount does not include 1,125,000 Common Shares issuable upon exercise of warrants issued in March 2018 and registered for sale under this prospectus, which are not currently exercisable. All of the Armistice warrants, pursuant to their terms, may not be exercised to the extent such exercise would cause the holder, together with its affiliates and attribution parties, to beneficially own a number of Common Shares which would exceed 9.99% of our then outstanding Common Shares following such exercise, excluding for purposes of such determination Common Shares issuable upon exercise of such warrants which have not been exercised.

(6)	Voting and dispositive power over the securities held by Sabby Volitatility Warrant Master Fund is held by Hal Mintz.
(7)
 All of the Sabby warrants, pursuant to their terms, may not be exercised to the extent such exercise would cause the holder, together with its affiliates and attribution parties, to beneficially own a number of Common Shares which would exceed 4.99% of our then outstanding Common Shares following such exercise, excluding for purposes of such determination Common Shares issuable upon exercise of such warrants which have not been exercised.

(8)
All of Mr. Viklund’s warrants, pursuant to their terms, may not be exercised to the extent such exercise would cause the holder, together with its affiliates and attribution parties, to beneficially own a number of Common Shares which would exceed 4.99% of our then outstanding Common Shares following such exercise, excluding for purposes of such determination Common Shares issuable upon exercise of such warrants which have not been exercised.

(9)
This amount does not include an aggregate of 47,250 Common Shares issuable upon exercise of warrants issued in March 2018 and registered for sale under this prospectus, which are not currently exercisable. All of Mr.  Rubinstein’s warrants, pursuant to their terms, may not be exercised to the extent such exercise would cause the holder, together with its affiliates and attribution parties, to beneficially own a number of Common Shares which would exceed 4.99% of our then outstanding Common Shares following such exercise, excluding for purposes of such determination Common Shares issuable upon exercise of such warrants which have not been exercised.

(10)
This amount does not include an aggregate of 1,500 Common Shares issuable upon exercise of warrants issued in March 2018 and registered for sale under this prospectus, which are not currently exercisable. All of Mr. Worthman’s warrants, pursuant to their terms, may not be exercised to the extent such exercise would cause the holder, together with its affiliates and attribution parties, to beneficially own a number of Common Shares which would exceed 4.99% of our then outstanding Common Shares following such exercise, excluding for purposes of such determination Common Shares issuable upon exercise of such warrants which have not been exercised.

(11)
This amount does not include an aggregate of 101,250 Common Shares issuable upon exercise of warrants issued in March 2018 and registered for sale under this prospectus, which are not currently exercisable. All of Mr. Vasinkevich’s warrants, pursuant to their terms, may not be exercised to the extent such exercise would cause the holder, together with its affiliates and attribution parties, to beneficially own a number of Common Shares which would exceed 4.99% of our then outstanding Common Shares following such exercise, excluding for purposes of such determination Common Shares issuable upon exercise of such warrants which have not been exercised.

Those shareholders shown with an asterisk (*) after their name in the “Selling Shareholders” column are registered broker-dealers or affiliates of broker-dealers.

PLAN OF DISTRIBUTION

We are registering the Common Shares issuable to the selling shareholders to permit the resale of these Common Shares by the holders of the Common Shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Common Shares. We will bear all fees and expenses incident to the registration of the Common Shares.

The selling shareholders may sell all or a portion of the Common Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Common Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Common Shares may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the U.S. Securities Act, as permitted by that rule, or Section 4(a)(1) under the U.S. Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling Common Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the Common Shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with applicable rules of the Financial Industry Regulatory Authority, or FINRA.

In connection with sales of the Common Shares or otherwise, and unless limited by any contractual arrangements with us, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Shares in the course of hedging in positions they assume and the selling shareholders may also sell Common Shares short and if such short sales shall take place after the date that this registration statement is declared effective by the SEC, the selling shareholders may deliver Common Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge Common Shares to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered pursuant to the registration statement, of which this prospectus is a part, to cover short sales of our Common Shares made prior to the date the registration statement is declared effective by the SEC.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the Common Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the U.S. Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the Common Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer or agents participating in the distribution of the Common Shares offered hereby may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the U.S. Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the U.S. Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the U.S. Securities Act will be subject to the prospectus delivery requirements of the U.S. Securities Act and may be subject to certain statutory liabilities of, including without limitation, Sections 11, 12 and 17 of the U.S. Securities Act and Rule 10b-5 under the U.S. Exchange Act.

Except as noted under the caption “Selling Shareholders” above, each selling shareholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Shares. Upon the Company being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the U.S. Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the Common Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed 8%.

Under the securities laws of some states, the Common Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Common Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with in all respects.

Any selling shareholder may sell some, all or none of the Common Shares to be registered pursuant to the registration statement of which this prospectus forms a part.

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the U.S. Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the U.S. Exchange Act, which may limit the timing of purchases and sales of any of the Common Shares by the selling shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Common Shares to engage in market-making activities with respect to the Common Shares. All of the foregoing may affect the marketability of the Common Shares and the ability of any person or entity to engage in market-making activities with respect to the Common Shares.

We will pay all expenses of the registration of the Common Shares, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling shareholder will pay all underwriting discounts and selling commissions, if any, and any legal expenses incurred by it. We may indemnify the selling shareholders against certain liabilities, including some liabilities under the U.S. Securities Act, in accordance with the agreements with the selling shareholders, or the selling shareholders may be entitled to contribution.

EXPENSES OF THE OFFERING

The following is a statement of the expenses (all of which are estimated), other than any underwriting discounts and commission and expenses reimbursed by us, to be incurred in connection with a distribution of the securities registered under this registration statement.

U.S. SEC registration fees	$389
Nasdaq expenses	26,681
Printing expenses	3,500
Legal fees and expenses	80,000
Accountants’ fees and expenses	33,000
Miscellaneous	2,000
Total	$145,570

* All amounts in the table are estimates except the U.S. Securities and Exchange Commission registration and the Nasdaq listing fee. The Company will pay all of the expenses of this offering.

RELATED PARTY TRANSACTIONS

In January 2013, the Company completed the private placement financing of an unsecured debenture in the original principal amount of $1.5 million (the “Debenture”). The Debenture bears interest at a rate of 12% per annum, payable monthly, is pre-payable at any time at the option of the Company, and is convertible at any time into Common Shares at a conversion price of $3.00 per Common Share at the option of the holder. Drs. Isa and Amina Odidi, our principal shareholders, directors and executive officers provided us with the original $1.5 million of the proceeds for the Debenture. In December 2016, a principal repayment of $150,000 was made on the Debenture and the maturity date was extended. Effective September 28, 2017, the maturity date for the Debenture was further extended to October 1, 2018. The Company currently expects to repay the current outstanding principal amount of $1,350,000 on or about October 1, 2018, if the Company then has cash available.

To the Company’s knowledge, Armistice Capital Master Fund, Ltd. and/or its affiliates (collectively “Armistice”), currently a holder of in excess of 10% of the Company’s outstanding Common Shares, participated in (i) a registered direct offering in October 2017, pursuant to a placement agent agreement dated October 10, 2017 between the Company and H.C. Wainwright, and (ii) the registered direct offerings completed in March 2018, pursuant to placement agent agreements dated March 12, 2018 and March 18, 2018 between the Company and H.C. Wainwright.

Since the beginning of the Company’s preceding three financial years to the date hereof, other than discussed above, there have been no transactions or proposed transactions which are material to the Company or to any of the Company’s associates, holders of 10% of the Company’s outstanding shares, to the Company’s directors or officers or any transactions that are unusual in their nature or conditions to which the Company or any of its subsidiaries was a party.

The Company’s Corporate Governance Committee, made up of independent directors, oversees any potential transaction and negotiation that could give rise to a related party transaction or create a conflict of interest, and conducts an appropriate review.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of an unlimited number of Common Shares, all without nominal or par value and an unlimited number of Preference Shares issuable in series. As of August 1, 2018, there were 43,537,850 Common Shares and no Preference Shares issued and outstanding.

Common Shares

Each of our Common Shares entitles the holder thereof to one vote at any meeting of our shareholders, except meetings at which only holders of a specified class of shares are entitled to vote. Common Shares are entitled to receive, as and when declared by the board of directors, dividends in such amounts as shall be determined by the board of directors. Subject to the prior rights of the holders of any Preference Shares, the holders of Common Shares have the right to receive our remaining property in the event of our liquidation, dissolution, or winding-up, whether voluntary or involuntary.

Preference Shares

The Preference Shares may at any time and from time to time be issued in one or more series. The board of directors will, by resolution, from time to time, before the issue thereof, fix the rights, privileges, restrictions and conditions attaching to the Preference Shares of each series. Except as required by law, the holders of any series of Preference Shares will not as such be entitled to receive notice of, attend or vote at any meeting of our shareholders. Holders of Preference Shares will be entitled to preference with respect to payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding up our affairs, on such shares over the Common Shares and over any other shares ranking junior to the Preference Shares.

Warrants

At August 1, 2018, an aggregate of 8,247,695 Common Shares were issuable upon the exercise of outstanding Common Share purchase warrants, with a weighted average exercise price of $0.99 per Common Share.

Options

As of August 1, 2018, there were 5,613,169 Common Shares issuable upon the exercise of outstanding options. The weighted average exercise price of these options is $3.15 per Common Share. As at August 1, 2018, up to 1,504,556 additional Common Shares were reserved for issuance under our option plan.

Convertible Debenture

On January 10, 2013, we completed a private placement financing of an unsecured Debenture in the original principal amount of $1.5 million. The Debenture was originally due to mature on January 1, 2015, but through a series of extensions, the current maturity date is October 1, 2018. The Debenture bears interest at a rate of 12% per annum, payable monthly, is pre-payable at any time at our option, and is convertible at any time into Common Shares at a conversion price of $3.00 per Common Share at the option of the holder. Drs. Isa and Amina Odidi, our principal shareholders, directors and executive officers provided us with the $1.5 million of the proceeds for the Debenture. Effective December 1, 2016, the maturity date for the Debenture was extended to April 1, 2017 and a principal repayment of $150,000 was made at the time of the extension. After giving effect to such partial repayment, the Debenture is now convertible at any time into 450,000 Common Shares at a conversion price of $3.00 per Common Share at the option of the holder. We currently expect to repay the current net amount of $1,350,000 on or about October 1, 2018, if we then have cash available.

Deferred Share Units

At August 1, 2018, there were 102,791 DSUs issued and outstanding. At August 1, 2018, 7,209 additional DSUs are reserved for issuance under our Deferred Share Unit (“DSU”) plan. The DSU plan permits certain non-management directors to defer receipt of all or a portion of their board fees until termination of the board service and to receive such fees in the form of Common Shares at that time. A DSU is a unit equivalent in value to one Common Share based on the trading price of our Common Shares on the TSX.

Restricted Share Units

We established a restricted share unit (“RSU”) plan (the “RSU Plan”) to form part of our incentive compensation arrangements available for our officers and employees and officers and employees of our designated affiliates. An RSU is a unit equivalent in value to one Common Share. Upon vesting of the RSUs and the corresponding issuance of Common Shares to the participant, or on the forfeiture and cancellation of the RSUs, the RSUs credited to the participant’s account will be cancelled. No RSUs have been issued under the RSU Plan. At the date of this prospectus, 330,000 RSUs are reserved for issuance under our RSU Plan.

Registration Rights

We conducted a private placement issuance of units comprised of Common Shares and warrants in February 2011, which was exempt from registration under the U.S. Securities Act pursuant to Regulation D and Section 4(2) and/or Regulation S thereof and other available exemptions. As such, the Common Shares, the warrants, and the Common Shares underlying the warrants may not be offered or sold in the United States unless they are registered under the U.S. Securities Act, or an exemption from the registration requirements of the U.S. Securities Act is available.

In connection with the private placement, we agreed to file a registration statement on Form F-3, or the Registration Statement, within 40 days after the closing and use our best efforts to have it declared effective within 150 days after the closing to register (i) 100% of the Common Shares issued in the private placement; and (ii) 100% of the Common Shares underlying the investor warrants issued in the private placement, or the Registrable Securities.

The Registration Statement was declared effective as of March 30, 2011. If (i) the Registration Statement ceases to be continuously effective for more than twenty consecutive calendar days or more than an aggregate of thirty calendar days during any consecutive 12-month period, or (ii) at a time in which the Registrable Securities cannot be sold under the Registration Statement, we shall fail for any reason to satisfy the current public information requirement under Rule 144 as to the applicable Registrable Securities, we shall pay to the investors, on a pro rata basis, partial liquidated damages of one percent (1%) of the aggregate purchase price paid by each investor on the occurrence of an event listed above and for each calendar month (pro rata for any period less than a calendar month) from an event, until cured.

The securities shall cease to be Registrable Securities when (i) they have been sold (A) pursuant to a registration statement; or (B) in accordance with Rule 144 or any other rule of similar effect; or (ii) such securities become eligible for resale without volume or manner-of-sale restrictions, and when either we are compliant with any current public information requirements pursuant to Rule 144 or the current public information requirements no longer apply.

TRADING PRICE AND VOLUME

Our Common Shares are currently listed on the TSX and Nasdaq under the symbol “IPCI.” Prior to March 20, 2017, our Common Shares traded on the TSX under the symbol “I”; effective that date, our TSX trading symbol was harmonized with our Nasdaq symbol. See “Prospectus Summary-Recent Developments -Nasdaq Notices and Nasdaq Hearings Panel Grant of Request for Continued Listing” and “-Risk Factors- Our Common Shares will be delisted from the Nasdaq Capital Market if we do not satisfy certain requirements of the Nasdaq Hearing Panel by September 28, 2018” in this prospectus for important information about the listing of our Common Shares on Nasdaq.

The following table sets forth the monthly trading history for the preceding 12 month period, the reported high, low and closing prices (in Canadian dollars) and total volume traded of our Common Shares on the TSX and reported high, low and closing prices (in U.S. dollars) and total volume of our Common Shares traded on Nasdaq.

	TSX				Nasdaq
	(Cdn$ per share)				(U.S. $ per share)
Date	High	Low	Close	Volume Traded	High	Low	Close	Volume Traded
July-17	$3.73	$1.47	$1.59	956,500	$2.92	$1.19	$1.27	11,834,293
Aug -17	$1.62	$1.00	$1.15	457,000	$1.30	$0.81	$0.95	7,355,946
Sept - 17	$1.50	$1.00	$1.28	354,100	$1.17	$0.82	$0.99	6,883,068
Oct - 17	$1.58	$1.13	$1.20	473,000	$1.25	$0.88	$0.94	8,234,049
Nov-17	$1.23	$1.09	$1.09	345,300	$0.97	$0.84	$0.85	3,754,382
Dec-17	$1.15	$0.92	$0.99	451,100	$0.89	$0.70	$0.80	5,155,984
Jan-18	$1.29	$0.97	$1.01	1,259,000	$1.05	$0.77	$0.81	13,607,197
Feb-18	$1.02	$0.78	$0.85	421,800	$0.82	$0.61	$0.64	4,455,688
Mar -18	$0.90	$0.70	$0.72	384,600	$0.67	$0.51	$0.57	6,395,539
Apr -18	$0.80	$0.43	$0.48	184,600	$0.65	$0.33	$0.35	3,529,513
May -18	$0.58	$0.41	$0.52	123,900	$0.45	$0.32	$0.42	5,926,913
June -18	$0.75	$0.49	$0.56	151,300	$0.55	$0.39	$0.48	5,965,409
July - 18	$0.72	$0.41	$0.43	141,100	$0.54	$0.31	$0.34	2,280,900
August 1, 18	$0.43	$0.43	$0.43	nil	$0.35	$0.33	$0.33	91,400

PRIOR SALES

During the 12 month period prior to the date of this prospectus, we have issued Common Shares, or securities convertible into Common Shares, as follows:

In November 2013, we entered into an equity distribution agreement with Roth Capital Partners, LLC, or Roth, pursuant to which we originally could, from time to time, sell up to 5,305,484 of our Common Shares for up to an aggregate of $16.8 million (or such lesser amount as may then be permitted under applicable exchange rules and securities laws and regulations) through at-the-market issuances on the Nasdaq or otherwise. Under the equity distribution agreement, we may at our discretion, from time to time, offer and sell Common Shares through Roth or directly to Roth for resale to the extent permitted under Rule 415 under the U.S. Securities Act. Sales of Common Shares through Roth, if any, will be made at such time and at such price as are acceptable to us, from time to time, by means of ordinary brokers’ transactions on the Nasdaq or otherwise at market prices prevailing at the time of sale or as determined by us. We pay Roth a commission, or allow a discount, of 2.75% of the gross proceeds we receive from any sales of our Common Shares under the equity distribution agreement. We have also agreed to reimburse Roth for certain expenses relating to the at-the-market offering program. As of the date of this prospectus, we have issued and sold an aggregate of 4,740,350 Common Shares with an aggregate offering price of $13,872,929, including 485,239 Common Shares with an aggregate offering price of $1,035,756 during the 12-month period prior to the date of this prospectus, under the equity distribution agreement. Roth received aggregate compensation of $392,827 in connection with all of such sales, including $28,547 relating to sales made in the 12-month period prior to the date of this prospectus. The Common Shares were offered by us through prospectus supplements pursuant to our shelf registration statements on Form F-3 (Registration No. 333-218297, and prior thereto Registration Nos. 333-178190 and 333-196112) as previously filed and declared effective by the SEC and the base prospectuses contained therein.

Pursuant to a placement agent agreement dated October 10, 2017 between the Company and H.C. Wainwright, in October 2017, we completed a registered direct offering of 3,636,364 Common Shares at a price of $1.10 per share for gross proceeds of approximately $4 million. We also issued to the investors unregistered warrants to purchase an aggregate of 1,818,182 Common Shares at an initial exercise price of $1.25 per share. The warrants became exercisable six months following the October 13, 2017 closing date and will expire 30 months after the date they became exercisable. The Common Shares (but not the warrants or the Common Shares underlying the warrants) were offered by us through a prospectus supplement pursuant to our Shelf Registration Statement. The warrants described above were offered in a private placement under Section 4(a)(2) of the U.S. Securities Act, and Regulation D promulgated thereunder and, along with the Common Shares underlying the warrants, have not been registered under the U.S. Securities Act, or applicable state securities laws. We also issued to the placement agents 181,818 warrants to purchase Common Shares at an initial exercise price of $1.375 per share. The total net proceeds from the offering were $3.5 million, after deducting offering expenses.

Pursuant to a placement agent agreement dated March 12, 2018 between the Company and H.C. Wainwright, on March 16, 2018, we completed a registered direct offering of 5,833,334 Common Shares at a price of $0.60 per share for gross proceeds of approximately $3.5 million. We also issued to the investors unregistered warrants to purchase an aggregate of 2,916,667 Common Shares at an initial exercise price of $0.60 per share. The warrants are exercisable six months following the March 16, 2018 closing date and will expire 30 months after the date they become exercisable. The Common Shares (but not the warrants or the Common Shares underlying the warrants) were offered by us through a prospectus supplement pursuant to our Shelf Registration Statement. The warrants described above were offered in a private placement under Section 4(a)(2) of the U.S. Securities Act, and Regulation D promulgated thereunder and, along with the Common Shares underlying the warrants, have not been registered under the U.S. Securities Act, or applicable state securities laws. We also issued to the placement agent 291,667 warrants to purchase Common Shares at an initial exercise price of $0.75 per share, paid $245,000 in cash for placement agent fees and an aggregate of $75,000 for certain expenses. The total net proceeds from the offering were approximately $3 million, after deducting offering expenses.

Pursuant to a placement agent agreement dated March 18, 2018 between the Company and H.C. Wainwright, on March 21, 2018, we completed a registered direct offering of 3,000,000 Common Shares at a price of $0.60 per share for gross proceeds of approximately $1.8 million. We also issued to the investors unregistered warrants to purchase an aggregate of 1,500,000 Common Shares at an initial exercise price of $0.60 per share. The warrants are exercisable six months following the March 21, 2018 closing date and will expire 30 months after the date they become exercisable. The Common Shares (but not the warrants or the Common Shares underlying the warrants) were offered by us through a prospectus supplement pursuant to our Shelf Registration Statement. The warrants described above were offered in a private placement under Section 4(a)(2) of the U.S. Securities Act, and Regulation D promulgated thereunder and, along with the Common Shares underlying the warrants, have not been registered under the U.S. Securities Act, or applicable state securities laws. We also issued to the placement agent 150,000 warrants to purchase Common Shares at an initial exercise price of $0.75 per share, paid $126,000 in cash for placement agent fees and an aggregate of $45,000 for certain expenses. The total net proceeds from the offering were approximately $1.6 million, after deducting offering expenses.

During the 12-month period prior to the date of this prospectus, no warrants were exercised.

During the 12-month period prior to the date of this prospectus, 496,000 options were granted and no options were exercised.

Also, during the 12-month period prior to the date of this prospectus, a total of 16,842 deferred share units were granted. For a description of our deferred share units see “Description of Share Capital--Deferred Share Units.”

During the 12-month period prior to the date of this prospectus, no restricted share units were granted. For a description of our restricted share units see --”Description of Share Capital--Restricted Share Units.”

DIVIDEND POLICY

We have not paid any cash dividends on our Common Shares and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by loan agreements or covenants contained in other securities we may issue. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of common shares acquired pursuant to this prospectus supplement.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of common shares acquired pursuant to this offering that is any of the following for U.S. federal income tax purposes:

(i) an individual who is a citizen or resident of the U.S. or an individual treated as a U.S. citizen or resident for U.S. federal income tax purposes;

(ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia or otherwise considered a U.S. domestic corporation for U.S. federal income tax purposes;

(iii) an estate whose income is subject to U.S. federal income taxation regardless of its source; or

(iv)  a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of common shares that is not a U.S. Holder nor a partnership for U.S. federal income tax purposes.

This summary does not address the U.S. federal income tax consequences relevant to non-U.S. Holders arising from and relating to the acquisition, ownership, and disposition of common shares.

This summary is for general information purposes only and does not purport to be a complete discussion of all of the potential U.S. federal income tax considerations that may be relevant to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address the U.S. federal alternative minimum tax, U.S. federal estate and gift tax, U.S. state and local tax, and foreign tax consequences relating to U.S. Holders regarding the acquisition, ownership and disposition of common shares. Each prospective U.S. Holder should consult its own tax advisor regarding the U.S. federal tax, U.S. federal alternative minimum tax, U.S. federal estate and gift tax, U.S. state and local tax, and foreign tax consequences to U.S. Holders relating to the acquisition, ownership, and disposition of common shares.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service, or the IRS, or any other federal, state or local agency has been requested, or will be obtained, regarding any of the tax issues affecting the Company or its U.S. Holders. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated under the Code by the U.S. Treasury Department (whether final, temporary, or proposed, the “Treasury Regulations”), published rulings of the IRS, published administrative interpretations and official pronouncements by the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this prospectus supplement. The rules and guidance contained in such laws, regulations, rulings and decisions may change, possibly on a retroactive basis, and any change could affect the continuing validity of this discussion. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. This summary also does not discuss the potential effects, whether adverse or beneficial, of any proposed or future legislation that, if enacted, could be applied on a retroactive or prospective basis. Moreover, we cannot predict whether, when, or to what extent U.S. federal tax laws will be changed, or regulations, interpretations, or rulings will be issued or revoked, nor is the long-term impact of the significant changes made to the Code in 2017 known at this time. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, the following: (a) U.S. Holders that are qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are broker-dealers, dealers, or traders in securities; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that own common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired common shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold common shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes is considered to be held as a capital asset); or (h) U.S. Holders that own or have owned (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of the outstanding shares of the Company. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be residents or deemed to be residents in Canada for purposes of the Income Tax Act (Canada), or the Tax Act; (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold common shares in connection with carrying on a business in Canada; (d) persons whose common shares constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisor regarding the U.S. federal income tax, U.S. federal alternative minimum tax, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of common shares.

If an entity or arrangement that is treated as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds common shares, the U.S. federal income tax consequences to such beneficial owner generally will depend on the activities of the partnership and the status of such partner. This summary does not address the tax consequences to any such beneficial owner. A U.S. Holder of common shares that is a partnership and partners in such partnership should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of common shares.

THIS SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS WITH RESPECT TO ITS PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY FOREIGN, STATE OR LOCAL JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Passive Foreign Investment Company Considerations

Special, generally unfavorable, U.S. federal income tax rules apply to a U.S. Holder’s ownership and disposition of the stock of a passive foreign investment company, or PFIC. As discussed below, however, if we are considered a PFIC, a U.S. Holder may be able to mitigate these consequences with respect to our common shares by making a timely and effective election to treat the Company as a qualified electing fund, i.e., a QEF Election, or by making a timely and effective mark-to-market election with respect to its common shares, i.e., a Mark-to-Market Election.

For U.S. federal income tax purposes, a foreign corporation is classified as a PFIC for each taxable year in which, applying the relevant look-through rules, either:

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at least 75% of its gross income for the taxable year consists of specified types of “passive” income (referred to as the “income test”); or

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at least 50% of the average value of its assets during the taxable year is attributable to certain types of assets that produce passive income or are held for the production of passive income (referred to as the “asset test”).

For purposes of the income and asset tests, if a foreign corporation owns directly or indirectly at least 25% (by value) of the stock of another corporation, that foreign corporation will be treated as if it held its proportionate share of the assets of the other corporation and received its proportionate share of the income of that other corporation. Also, for purposes of the income and asset tests, passive income does not include any income that is an interest, dividend, rent or royalty payment if it is received or accrued from a related person to the extent that amount is properly allocable to the active income of the related person. Under applicable attribution rules, if the Company is a PFIC, U.S. Holders of common shares will be treated as holding stock of the Company’s subsidiaries that are PFICs in certain circumstances. In these circumstances, certain dispositions of, and distributions on, stock of such subsidiaries may have consequences for U.S. Holders under the PFIC rules.

We believe that we were not a PFIC during our 2017 taxable year and are unlikely to be a PFIC during our 2018 taxable year. Because PFIC status is based on our income, assets and activities for the entire taxable year, and our market capitalization, it is not possible to determine whether we will be characterized as a PFIC for the 2018 taxable year until after the close of the taxable year. The tests for determining PFIC status are subject to a number of uncertainties. These tests are applied annually, and it is difficult to accurately predict future income, assets and activities relevant to this determination. In addition, because the market price of our common shares is likely to fluctuate, the market price may affect the determination of whether we will be considered a PFIC. There can be no assurance that we will not be considered a PFIC for any taxable year (including our 2018 taxable year). Absent one of the elections described below, if we are a PFIC for any taxable year during which a U.S. Holder holds our common shares, such U.S. Holder’s share of our income for such year will continue to be subject to the regime described below, regardless of whether we cease to meet the PFIC tests in one or more subsequent years. Accordingly, no assurance can be given that we will not constitute a PFIC in the current (or any future) tax year or that the IRS will not challenge any determination made by us concerning our PFIC status. If we are a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the ownership and disposition of our shares will depend on whether such U.S. Holder makes a QEF or Mark-to-Market election. Unless otherwise provided by the IRS, a U.S. Holder of our common shares is generally required to file an informational return annually to report its ownership interest in the PFIC during any year in which we are a PFIC.

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS ABOUT THE PFIC RULES, THE POTENTIAL APPLICABILITY OF THESE RULES TO THE COMPANY CURRENTLY AND IN THE FUTURE, AND THEIR FILING OBLIGATIONS IF THE COMPANY IS A PFIC.

The “No Election” Alternative – Taxation of Excess Distributions

If we are classified as a PFIC for any year during which a U.S. Holder has held common shares and that U.S. Holder has not made a QEF Election or a Mark-to-Market Election, special rules may subject that U.S. Holder to increased tax liability, including loss of favorable capital gains rates and the imposition of an interest charge upon the sale or other disposition of the common shares or upon the receipt of any excess distribution (as defined below). Under these rules:

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the gain, if any, realized on such disposition will be allocated ratably over the U.S. Holder’s holding period;

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the amount of gain allocated to the taxable year in which the disposition or excess distribution occurs and any year prior to the first year in which we are a PFIC will be taxed as ordinary income in the year of disposition or excess distribution;

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the amount of gain allocated to each of the taxable years other than the year in which the disposition or excess distribution occurs or pre-PFIC years will be subject to tax at the highest ordinary income tax rate in effect for that year; and

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an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each of such other taxable years.

These rules will continue to apply to the U.S. Holder even after we cease to meet the definition of a PFIC, unless the U.S. Holder elects to be treated as having sold our common shares on the last day of the last taxable year in which we qualified as a PFIC.

An “excess distribution,” in general, is any distribution on common shares received in a taxable year by a U.S. Holder that is greater than 125% of the average annual distributions received by that U.S. Holder in the three preceding taxable years or, if shorter, during that U.S. Holder’s holding period for common shares.

Any portion of a distribution paid to a U.S. Holder that does not constitute an excess distribution will be treated as ordinary dividend income to the extent of our current and accumulated earnings and profits (as computed for U.S. federal income tax purposes). Such dividends generally will not qualify for the dividends-received deduction otherwise available to U.S. corporations which own a 10% or greater interest in a dividend paying foreign corporation. Any amounts treated as dividends paid by a PFIC generally will not constitute “qualified dividend income” within the meaning of Section 1(h)(11) of the Code and will, therefore, not be eligible for the preferential 20% maximum rate for such income generally in effect for U.S. Holders that are individuals under current law. Any such amounts in excess of our current and accumulated earnings and profits will be applied against the U.S. Holder’s tax basis in the common shares and, to the extent in excess of such tax basis, will be treated as gain from a sale or exchange of such common shares. It is possible that any such gain may be treated as an excess distribution. (See “Additional Considerations – Additional Tax on Passive Income” below).

The QEF Election Alternative

A U.S. Holder of common shares who elects (an “Electing U.S. Holder”) under Section 1295 of the Code in a timely manner to treat us as a QEF with respect to such common shares (i.e., who makes a “QEF Election”) would generally include in gross income (and be subject to current U.S. federal income tax on) its pro rata share of (a) the Company’s ordinary earnings, as ordinary income, and (b) our net capital gains, as long-term capital gain. An Electing U.S. Holder will generally be subject to U.S. federal income tax on such amounts for each taxable year in which we are classified as a PFIC, regardless of whether such amounts are actually distributed to that Holder. An Electing U.S. Holder may further elect, in any given taxable year, to defer payment of U.S. federal income tax on such amounts to the extent that such amounts remain undistributed, subject to certain limitations. However, if payment of such tax is deferred, the taxes will be subject to an interest charge calculated from the due date for the due date of the tax return for the year in which the QEF inclusion occurs until the date the tax is paid.

A U.S. Holder may make a QEF Election only if the Company furnishes the U.S. Holder with certain tax information. If the Company should determine that it is a PFIC, it is anticipated that it will attempt to timely and accurately disclose such information to its U.S. Holders and provide U.S. Holders with information reasonably required to make such election.

A U.S. Holder that makes a QEF Election with respect to the Company generally (a) may receive a tax-free distribution on its common shares from the Company to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in his, her or its common shares to reflect the amount that is included in income (resulting in an increase in basis) or that is allowed as a tax-free distribution (resulting in a decrease in basis) because of the QEF Election.

Similarly, if any of our non-U.S. subsidiaries were classified as PFICs, a U.S. Holder that makes a timely QEF Election with respect to any of our subsidiaries would be subject to the QEF rules as described above with respect to the Holder’s pro rata share of the ordinary earnings and net capital gains of any of our subsidiaries. Our earnings (or earnings of any of our subsidiaries) attributable to distributions from any of our subsidiaries that had previously been included in the income of an Electing U.S. Holder under the QEF rules would generally not be taxed to the Electing U.S. Holder again.

Upon the sale or other disposition of common shares, an Electing U.S. Holder who makes a QEF Election for the first taxable year in which it owns common shares (and such election remains in place throughout such U.S. Holder’s ownership of common shares) will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the net amount realized on the disposition and the U.S. Holder’s adjusted tax basis in the common shares. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the common shares is more than one year, otherwise it will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations. A U.S. Holder’s gain realized upon the disposition of shares generally will be treated as U.S. source income, and losses from the disposition generally will be allocated to reduce U.S. source income.

A QEF Election must be made in a timely manner as specified in applicable Treasury Regulations. Generally, the QEF Election must be made by filing the appropriate QEF election documents at the time such U.S. Holder timely files its U.S. federal income tax return for the first taxable year of the Company during which it was a PFIC while the Holder beneficially owns common shares.

Each U.S. Holder should consult its own tax advisor regarding the availability of, procedure for making, and consequences of a QEF Election with respect to the Company.

Mark-to-Market Election Alternative

Assuming that our common shares are treated as marketable stock (as defined for these purposes), a U.S. Holder that does not make a QEF Election may avoid the application of the excess distribution rules, at least in part, by electing, under Section 1296 of the Code, to mark the common shares to market annually. Consequently, the U.S. Holder will generally recognize as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of its common shares and the U.S. Holder’s adjusted tax basis in such common shares. Any mark-to-market loss is treated as an ordinary deduction, but only to the extent of the net mark-to-market gain that the Holder has included pursuant to the election in prior tax years. Any gain on a disposition of our common shares by a U.S. Holder that has made a Mark-to-Market Election would be treated as ordinary income. Such U.S. Holder’s basis in its common shares would be adjusted to reflect any of these income or loss amounts. For purposes of making this election, stock of a foreign corporation is “marketable” if it is “regularly traded” on any of certain “qualified exchanges”. Under applicable Treasury Regulations, a “qualified exchange” includes a national securities exchange that is registered with the SEC or the national market system established pursuant to Section 11A of the U.S. Exchange Act, and certain foreign securities exchanges. Currently, our common shares are traded on a “qualified exchange.” Under applicable Treasury Regulations, PFIC stock traded on a qualified exchange is “regularly traded” on such exchange for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Special rules apply if an election is made after the beginning of the taxpayer’s holding period in PFIC stock.

To the extent available, a Mark-to-Market election applies to the taxable year in which such election is made and to each subsequent taxable year, unless the Company’s common shares cease to be “marketable stock” or the IRS consents to revocation of such election. In addition, a U.S. Holder that has made a Mark-to-Market Election does not include mark-to-market gains, or deduct mark-to-market losses, for years when the Company ceases to be treated as a PFIC.

The mark-to-market rules generally do not appear to prevent the application of the excess distribution rules in respect of stock of any of our subsidiaries in the event that any of our subsidiaries were considered PFICs.

Accordingly, if we and any of our subsidiaries were both considered PFICs and a U.S. Holder made a Mark-to-Market Election with respect to our common shares, the U.S. Holder may remain subject to the excess distribution rules described above with respect to its indirectly owned shares of stock in such subsidiaries.

U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE POSSIBLE APPLICABILITY OF THE PFIC RULES AND THE AVAILABILITY OF, PROCEDURES FOR MAKING, AND CONSEQUENCES OF A QEF ELECTION OR MARK-TO-MARKET ELECTION WITH RESPECT TO THE COMPANY’S COMMON SHARES.

Ownership and Disposition of Common Shares to the Extent that the PFIC Rules do not Apply

Distributions on Common Shares

If we are not, and at no time during a U.S. Holder’s ownership of our common stock have been, a PFIC, such a U.S. Holder that receives a distribution, including a constructive distribution, with respect to a common share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes. Any amount considered to be a dividend received by a U.S. Holder who is an individual should be eligible for the 20% maximum rate of U.S. federal income tax under Section 1(h)(11) of the Code (possibly supplemented by the 3.8% Medicare surtax on net investment income described under “Additional Considerations,” below). To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the common shares and thereafter as gain from the sale or exchange of such common shares. (See “Sale or Other Taxable Disposition of Common Shares” below). However, the Company may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should (unless advised to the contrary) therefore assume that any distribution by the Company with respect to the common shares will constitute ordinary dividend income. Dividends received on common shares generally will not be eligible for the “dividends received deduction”. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares

Upon the sale or other taxable disposition of common shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of cash received plus the fair market value of any property received and such U.S. Holder’s tax basis in such common shares sold or otherwise disposed of. A U.S. Holder’s tax basis in common shares generally will be such Holder’s U.S. dollar cost for such common shares.

Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the common shares have been held for more than one year. The long-term capital gains realized by non-corporate U.S. Holders are generally subject to a lower marginal U.S. federal income tax rate than ordinary income other than qualified dividend income, as defined above. Currently, the maximum rate on long-term capital gains is 20% (possibly supplemented by the 3.8% Medicare surtax on net investment income described under “Additional Considerations,” below), although the actual rates may be higher due to the phase out of certain tax deductions, exemptions and credits, at least for taxable years beginning after 2025. However, given the uncertain economic conditions in the United States and the size of the federal deficit, tax rates are subject to change and prospective U.S. Holders should consult their tax advisors. The deductibility of losses may be subject to limitations. See “Passive Foreign Investment Company Considerations” above.

Additional Considerations

Tax-Exempt Investors

Special considerations apply to U.S. Holders that are pension plans and other investors that are subject to tax only on their unrelated business taxable income. Such a tax-exempt investor’s income from an investment in our common shares generally will not be treated as resulting in unrelated business taxable income under current law, so long as such investor’s acquisition of common shares is not debt-financed. Tax-exempt investors should consult their own tax advisors regarding an investment in our common shares.

Additional Tax on Passive Income

Certain individuals, estates and trusts whose income exceeds certain thresholds will generally be required to pay a 3.8% Medicare surtax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified gross income for the taxable year over a certain threshold (which, in the case of individuals, will generally be between U.S.$125,000 and U.S.$250,000 depending on the individual’s circumstances). A U.S. Holder’s “net investment income” may generally include, among other items, certain interest, dividends, gain, and other types of income from investments, minus the allowable deductions that are properly allocable to that gross income or net gain. U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of common shares.

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of common shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, subject to the limitations described in the next paragraph, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce the amount of a U.S. Holder’s income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and generally applies to all foreign income taxes paid (whether directly or through withholding) or accrued by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability (determined before application of the foreign tax credit) that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should generally be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty or, in certain circumstances, in the event that an election is properly made under the Code. However, the amount of a distribution with respect to the common shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, potentially resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

State and Local Tax

In addition to the U.S. federal income tax discussed above, U.S. Holders may also be subject to state and local income taxation for amounts received on the disposition of common shares and on dividends received. Amounts paid to U.S. Holders will not have state and local tax amounts withheld from payments and U.S. Holders should consult with a tax advisor regarding the state and local taxation implications of such amounts received.

Information Reporting

In general, U.S. Holders of common shares are subject to certain information reporting under the Code relating to their purchase and/or ownership of stock of a foreign corporation such as the Company. Failure to comply with these information reporting requirements may result in substantial penalties.

For example, U.S. federal income tax information reporting rules generally require certain individuals who are U.S. Holders to file Form 8938 to report the ownership of specified foreign financial assets if the total value of those assets exceeds an applicable threshold amount (subject to certain exceptions). For these purposes, a specified foreign financial asset includes not only a financial account (as defined for these purposes) maintained by a foreign financial institution, but also any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity, provided that the asset is not held in an account maintained by a financial institution. The minimum applicable threshold amount is generally U.S.$50,000 in the aggregate, but this threshold amount varies depending on whether the individual lives in the U.S., is married, files a joint income tax return with his or her spouse, and on certain other factors. Certain domestic entities that are U.S. Holders may also be required to file Form 8938 if both (i) such entities are owned at least 80% by an individual who is a U.S. citizen or U.S. tax resident (or in some cases, by a nonresident alien who meets certain criteria) or are trusts with beneficiaries that are such individuals and (ii) more than 50% of their income consists of certain passive income or more than 50% of their assets is held for the production of such income. U.S. Holders are urged to consult with their tax advisors regarding their reporting obligations, including the requirement to file IRS Form 8938.

In addition, in certain circumstances, a U.S. Holder of common shares who disposes of such common shares in a transaction resulting in the recognition by such Holder of losses in excess of certain significant threshold amounts may be obligated to disclose its participation in such transaction in accordance with the Treasury Regulations governing tax shelters and other potentially tax-motivated transactions or tax shelter regulations. Potential purchasers of common shares should consult their tax advisors concerning any possible disclosure obligation under the tax shelter rules with respect to the disposition of their common shares.

Backup Withholding

Generally, information reporting requirements will apply to distributions on our common shares or proceeds on the disposition of our common shares paid within the U.S. (and, in certain cases, outside the U.S.) to U.S. Holders. Such payments will generally be subject to backup withholding tax, at the rate of 28% if: (a) a U.S. Holder fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number to the payor (generally on Form W-9), as required by the Code and Treasury Regulations, (b) the IRS notifies the payor that the U.S. Holder’s taxpayer identification number is incorrect, (c) a U.S. Holder is notified by the IRS that it has previously failed to properly report interest and dividend income, or (d) a U.S. Holder fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. Each U.S. Holder should consult its own tax advisor regarding the backup withholding rules.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR
UNITED STATES RESIDENTS

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a purchaser of Common Shares of the Company pursuant to this prospectus supplement who, for purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”) and at all relevant times, is not resident in Canada nor deemed to be resident in Canada, deals at arm’s length and is not affiliated with the Company, holds the Common Shares as capital property, and does not use or hold and is not deemed to use or hold the Common Shares in or in the course of carrying on business in Canada (a “Non-resident Holder”). Special rules which are not discussed in this summary may apply to a Non-resident Holder that is a financial institution, as defined in the Canadian Tax Act, or an insurer carrying on business in Canada and elsewhere.

This summary is based upon the current provisions of the Canadian Tax Act and the Canada- U.S. Tax Convention (1980) (the “Treaty”) both as in force as of the date hereof and counsel’s understanding of the current administrative policies and assessing practices published in writing by the Canada Revenue Agency (the “CRA”). This summary takes into account all specific proposals to amend the Canadian Tax Act and the Treaty publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed, although no assurance can be given that the Tax Proposals will be enacted in their current form or at all.

This summary does not otherwise take into account any changes in law or in the administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial decision or action, nor does it take into account or consider any provincial, territorial or foreign (including U.S.) income tax considerations, which considerations may differ significantly from the Canadian federal income tax considerations discussed in this summary.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to a Non-resident Holder in respect of the securities described herein. The income or other tax consequences will vary depending on the particular circumstances of the Non-resident Holder.

This summary is of a general nature only and is not intended to be, and should not be interpreted as, legal or tax advice to any prospective purchaser or holder of the Common Shares and no representation with respect to the Canadian federal income tax consequences to any such prospective purchaser is made. Accordingly, prospective purchasers and holders of the Common Shares should consult their own tax advisors with respect to their particular circumstances.

Dividends on Common Shares

Generally, dividends paid or credited (or deemed to be paid or credited) by Canadian corporations to non-resident shareholders are subject to a withholding tax of 25% of the gross amount of such dividends. Such withholding tax rate may be reduced by an applicable tax treaty entered into by Canada and a Non-resident Holder’s country of residence. For example, where applicable, under the Treaty, the withholding tax rate on the gross amount of dividends paid or credited to a Non-resident Holder who is eligible for benefits under such treaty, is reduced to 15% or, in the case of an eligible Non-resident Holder that is a U.S. company that beneficially owns at least 10% of the voting stock of the Canadian corporation paying the dividends, to 5% of the gross amount of such dividends.

Disposition of Common Shares

In general, a Non-resident Holder will not be subject to Canadian income tax on capital gains arising on the disposition or deemed disposition of the Common Shares, unless such Common Shares are or are deemed to be “taxable Canadian property” within the meaning of the Canadian Tax Act.

Generally, Common Shares acquired pursuant to this offering will not be “taxable Canadian property” to a Non-resident Holder at the time of disposition if the Common Shares are listed at that time on a designated stock exchange for purposes of the Canadian Tax Act (which includes the TSX and Nasdaq) unless, at any particular time during the 60 month period immediately preceding the disposition (i) 25% or more of the issued shares of any class or series of the capital stock of the Company were owned by: (a) such Non-resident Holder, (b) persons with whom the Non-resident Holder did not deal at arm’s length, (c) a partnership in which the Non-resident Holder, or persons with whom the Non-resident Holder did not deal at arm’s length, holds a membership interest directly or indirectly through one or more partnerships, or (d) any combination thereof, and (ii) the shares derived more than 50% of their fair market value directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource property”, “timber resource property” (each as defined under the Canadian Tax Act), or options in respect of, or interests in, or for civil law rights in such properties, whether or not such property exists.

Although no assurance can be given in this regard, the value of the Company’s Common Shares is not now, and is not expected to be in the future, derived more than 50% from any of these properties. Consequently, any gain realized by a Non-resident Holder upon the disposition of the Common Shares should be exempt from tax under the Canadian Tax Act.

EXPERTS

The consolidated financial statements for the years ended November 30, 2017 and 2016 incorporated by reference in this prospectus from our Annual Report on Form 20-F for the year ended November 30, 2017, have been audited by MNP LLP, an independent registered public accounting firm, 111 Richmond Street West, Suite 300, Toronto, ON M5H 2G4, as stated in their report incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements for the year ended November 30, 2015 incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended November 30, 2017, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern), which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL PROCEEDINGS

From time to time, we may be exposed to claims and legal actions in the normal course of business. As of the date of this prospectus, we are not aware of any pending or threatened material litigation claims against us, other than as described below.

In November 2016, we filed an NDA for our Oxycodone ER product candidate, relying on the 505(b)(2) regulatory pathway, which allowed us to reference data from Purdue Pharma L.P.’s file for its OxyContin® extended-release oxycodone hydrochloride. Our Oxycodone ER application was accepted by the FDA for further review in February 2017. We certified to the FDA that we believed that our Oxycodone ER product candidate would not infringe any of the OxyContin® patents listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the “Orange Book”, or that such patents are invalid, and so notified Purdue Pharma L.P. and the other owners of the subject patents listed in the Orange Book of such certification. On April 7, 2017, we received notice that Purdue Pharma L.P., Purdue Pharmaceuticals L.P., The P.F. Laboratories, Inc., or collectively the Purdue parties, Rhodes Technologies, and Grünenthal GmbH, or collectively the Purdue litigation plaintiffs or plaintiffs, had commenced patent infringement proceedings, or the Purdue litigation, against us in the U.S. District Court for the District of Delaware (docket number 17-392) in respect of our NDA filing for Oxycodone ER, alleging that our proposed Oxycodone ER infringes 6 out of the 16 patents associated with the branded product OxyContin®, or the OxyContin® patents, listed in the Orange Book. The complaint seeks injunctive relief as well as attorneys’ fees and costs and such other and further relief as the Court may deem just and proper. An answer and counterclaim have been filed.

Subsequent to the above-noted filing of lawsuit, 4 further such patents were listed and published in the Orange Book. We then similarly certified to the FDA concerning such further patents. On March 16, 2018, we received notice that the Purdue litigation plaintiffs had commenced further such patent infringement proceedings against us adding the 4 further patents. This lawsuit is also in the District of Delaware federal court under docket number 18-404.

As a result of the commencement of the first of these legal proceedings, the FDA is stayed for 30 months from granting final approval to our Oxycodone ER product candidate. That time period commenced on February 24, 2017, when the Purdue litigation plaintiffs received notice of our certification concerning the patents, and will expire on August 24, 2019, unless the stay is earlier terminated by a final declaration of the courts that the patents are invalid, or are not infringed, or the matter is otherwise settled among the parties.

On or about June 26, 2018, the court issued an order to sever 6 “overlapping” patents from the second Purdue case, but ordered litigation to proceed on the 4 new (2017-issued) patents. An answer and counterclaim was filed July 9, 2018. The existence and publication of additional patents in the Orange Book, and litigation arising therefrom, is an ordinary and to be expected occurrence in the course of such litigation.

On July 6, 2018, the court issued a so-called “Markman” claim construction ruling on the first case and the October 22, 2018 trial date remains unchanged. We are confident that we do not infringe any of the subject patents in either of the two cases and will vigorously defend against these claims.

On July 24, 2018, the parties to the case mutually agreed to dismiss the infringement claims related to the Grunenthal ‘060 patent. The Grunenthal ‘060 patent is one of the six patents included in the original litigation case, however, the dismissal does not by itself result in a termination of the 30-month litigation stay. Infringement claims related to this patent have been dismissed without prejudice.

In July 2017, three complaints were filed in the U.S. District Court for the Southern District of New York asserting claims under the federal securities laws against us and two of our executive officers on behalf of a putative class of purchasers of our securities. In a subsequent order, the Court consolidated the three actions under the caption Shanawaz v. Intellipharmaceutics Int’l Inc., et al., No. 1:17-cv-05761 (S.D.N.Y.), appointed lead plaintiffs in the consolidated action, and approved lead plaintiffs’ selection of counsel. Lead plaintiffs filed a consolidated amended complaint on January 29, 2018. In the amended complaint, lead plaintiffs purport to assert claims on behalf of a putative class consisting of purchasers of our securities between May 21, 2015 and July 26, 2017. The amended complaint alleges that the defendants violated Sections 10(b) and 20(a) of the U.S. Exchange Act and Rule 10b-5 promulgated thereunder by making allegedly false and misleading statements or failing to disclose certain information regarding our NDA for Oxycodone ER abuse-deterrent oxycodone hydrochloride extended-release tablets. The complaint seeks, among other remedies, unspecified damages, attorneys’ fees and other costs, equitable and/or injunctive relief, and such other relief as the court may find just and proper. On March 30, 2018, we filed a motion to dismiss in response to the claim. A response by the plaintiffs was filed May 31, 2018. A reply in support of the motion to dismiss was filed by the Company on June 29, 2018. We intend to vigorously defend against the claims asserted in the consolidated action.

LEGAL MATTERS

Certain legal matters relating to the offering of securities hereunder will be passed upon on behalf of the Company by Gowling WLG (Canada) LLP. At the date hereof, the partners and associates of Gowling WLG (Canada) LLP, as a group, beneficially own, directly or indirectly, less than one per cent of any outstanding securities of the Company or any associate or affiliate of the Company.

TRANSFER AGENT AND REGISTRAR

The Canadian transfer agent and registrar for our Common Shares is AST Trust Company (Canada), 1 Toronto Street, Suite 1200 Toronto, ON M5C 2V6. The United States co-transfer agent and registrar for our Common Shares is American Stock Transfer & Trust Company LLC, 6201 15th Avenue, Brooklyn, NY 11219.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports and other information with the securities commissions and similar regulatory authorities in each of the provinces and territories of Canada. These reports and information are available to the public free of charge on the System for Electronic Document Analysis and Retrieval, or SEDAR, at www.sedar.com.

We have filed a registration statement on Form F-1 with the SEC covering the Common Shares the selling shareholders are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed or documents incorporated by reference as part of the registration statement for copies of the actual contract, agreement or other document.

We are subject to the information requirements of the U.S. Exchange Act relating to foreign private issuers and applicable Canadian securities legislation and, in accordance therewith, file reports and other information with the SEC and with the securities regulatory authorities in Canada. As a foreign private issuer, we are exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

Investors may read any document that we have filed with the SEC at the SEC’s public reference room in Washington, D.C. Investors may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C., 20549 by paying a fee. Investors should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. Investors may read and download some of the documents we have filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov.

Readers should rely only on information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide the reader with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. Readers should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus, unless otherwise noted herein or as required by law. It should be assumed that the information appearing in this prospectus and the documents incorporated herein by reference are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Documents Incorporated by Reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The documents we are incorporating by reference as of their respective dates of filing are:

(a) our annual report on Form 20-F for the fiscal year ended November 30, 2017, which was filed with the SEC on March 1, 2018, including our audited consolidated balance sheets as at November 30, 2017 and November 30, 2016, and the consolidated statements of operations and comprehensive loss, shareholders’ equity (deficiency) and cash flows for each of the years in the three-year period ended November 30, 2017;

(b) our report on Form 6-K furnished to the SEC on April 16, 2018, including our notice of 2018 annual and special meeting of shareholders and management proxy circular dated April 5, 2018, for the annual meeting of shareholders held on May 15, 2018, which was included as part of Exhibit 99.2, but excluding Exhibits 99.1, 99.3, 99.4 and 99.5 thereto;

(c) our report on Form 6-K furnished to the SEC on July 13, 2018, including our notice of 2018 special meeting of shareholders and management proxy circular dated July 6, 2018, for the special meeting of shareholders to be held on August 15, 2018, which was included as part of Exhibit 99.2, but excluding Exhibits 99.1, 99.3, 99.4, 99.5 and 99.6 thereto;

(d) our condensed unaudited interim consolidated financial statements and notes to the condensed unaudited interim consolidated financial statements (i) for the three months ended February 28, 2018, which were included as Exhibit 99.2 to the report on Form 6-K furnished to the SEC on April 16, 2018, together with the Management Discussion and Analysis of Financial Condition and Results of Operations for the three months ended February 28, 2018, which was included as Exhibit 99.1 to the report on Form 6-K furnished to the SEC on April 16, 2018 and (ii) for the three and six months ended May 31, 2018, which were included as Exhibit 99.2 to the report on Form 6-K furnished to the SEC on July 16, 2018, together with the Management Discussion and Analysis of Financial Condition and Results of Operations for the three and six months ended May 31, 2018, which was included as Exhibit 99.1 to the report on Form 6-K furnished to the SEC on July 16, 2018, and our report on Form 6-K/A furnished to the SEC on July 24, 2018; and

(e) our reports on Form 6-K furnished to the SEC on March 14, 2018, March 16, 2018, March 19, 2018 (both reports filed on such date), March 20, 2018, March 21, 2018, March 22, 2018, March 29, 2018, April 23, 2018, April 27, 2018, May 8, 2018, May 16, 2018, May 22, 2018, and June 8, 2018.

Copies of the documents incorporated herein by reference may be obtained on request without charge from our Chief Financial Officer at 30 Worcester Road, Toronto, Ontario, Canada, M9W 5X2, telephone (416) 798-3001 or on our website at www.intellipharmaceutics.com. The information on our website is not incorporated by reference into this prospectus. These documents are also available through the Internet on SEDAR, which can be accessed online at www.sedar.com, and on the SEC’s Electronic Data Gathering and Retrieval System at www.sec.gov.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

The Company is incorporated under the CBCA and its principal place of business is in Canada. Most of the Company’s directors and officers, and some of the experts named in this prospectus, are residents of Canada, and all or a substantial portion of their assets, and a substantial portion of the Company’s assets, are located outside the United States. The Company has appointed an agent for service of process in the United States but it may be difficult for holders of securities who reside in the United States to effect service within the United States upon the Company or those directors, officers and experts who are not residents of the United States. Investors should not assume that a Canadian court would enforce a judgment of a U.S. court obtained in an action against the Company or such other persons predicated on the civil liability provisions of the U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against the Company or such persons predicated on the U.S. federal securities laws or any such state securities or “blue sky” laws. The Company’s Canadian counsel has advised the Company that a monetary judgment of a U.S. court predicated solely upon the civil liability provisions of U.S. federal securities laws would likely be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. The Company cannot provide assurance that this will be the case. It is less certain that an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents set out under the heading “Where You Can Find More Information; Incorporation by Reference”; the consents of the auditor and legal counsel and the powers of attorney from the directors and certain officers of the Company.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR U.S. SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

INTELLIPHARMACEUTICS INTERNATIONAL INC.

6,858,334 Common Shares

PROSPECTUS

, 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Under Section 124 of the Canada Business Corporations Act (the “CBCA”), a corporation may indemnify a present or former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the corporation or other entity to procure a judgment in its favor only with court approval and only if the conditions set forth in subclauses (i) and (ii) above are met. A director or officer is entitled to indemnification from the corporation as a matter of right if he or she was not judged by the Court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth in subclauses (i) and (ii) above. The corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the moneys if he or she does not fulfill the conditions set forth in subclauses (i) and (ii) above to qualify for indemnification.

Our By-Law No. 1 (a by-law relating generally to the transaction of the business and affairs of the Company) provides for the indemnification of the directors and officers of the Company, and former directors and officers of the Company, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company, subject to certain limitations in By-Law No. 1 and the limitations in the CBCA.

The Company may also indemnify other individuals who act or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity.

A policy of directors’ and officers’ liability insurance is maintained by the Company which insures directors and officers of the Company for losses as a result of claims based upon their acts or omissions as directors and officers including liabilities under securities laws, and also reimburses the Company for payments made pursuant to the indemnity provisions under the CBCA. The directors and officers are not required to pay any premium in respect of this insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “U.S. Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the U.S. Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the U.S. Securities Act and is, therefore, unenforceable.

Item 7. Recent Sales of Unregistered Securities

Pursuant to a placement agent agreement dated October 10, 2017 between the Company and H.C. Wainwright & Co., LLC, in October 2017, we completed a registered direct offering of 3,636,364 Common Shares at a price of $1.10 per share for gross proceeds of approximately $4 million. We also issued to the investors unregistered warrants to purchase an aggregate of 1,818,182 Common Shares at an initial exercise price of $1.25 per share. The warrants became exercisable six months following the October 13, 2017 closing date and will expire 30 months after the date they became exercisable. The Common Shares (but not the warrants or the Common Shares underlying the warrants) were offered by us through a prospectus supplement pursuant to our shelf registration statement on Form F-3 as previously filed and declared effective by the SEC and the base prospectus contained therein (Registration Statement No. 333-218297). The warrants described above were offered in a private placement under Section 4(a)(2) of the U.S. Securities Act, and Regulation D promulgated thereunder and, along with the Common Shares underlying the warrants, were not registered under the U.S. Securities Act. We also issued to the placement agents 181,818 warrants to purchase Common Shares at an initial exercise price of $1.375 per share. The total net proceeds from the offering were $3.5 million, after deducting offering expenses.

Pursuant to a placement agent agreement dated March 12, 2018 between the Company and H.C. Wainwright & Co., LLC, on March 16, 2018, we completed a registered direct offering of 5,833,334 Common Shares at a price of $0.60 per share for gross proceeds of approximately $3.5 million. We also issued to the investors unregistered warrants to purchase an aggregate of 2,916,667 Common Shares at an initial exercise price of $0.60 per share. The warrants are exercisable six months following the March 16, 2018 closing date and will expire 30 months after the date they become exercisable. The Common Shares (but not the warrants or the Common Shares underlying the warrants) were offered by us through a prospectus supplement pursuant to our shelf registration statement on Form F-3 as previously filed and declared effective by the SEC and the base prospectus contained therein (Registration Statement No. 333-218297). The warrants described above were offered in a private placement under Section 4(a)(2) of the U.S. Securities Act, and Regulation D promulgated thereunder and, along with the Common Shares underlying the warrants, have not been registered under the U.S. Securities Act. We also issued to the placement agent 291,667 warrants to purchase Common Shares at an initial exercise price of $0.75 per share, paid $245,000 in cash for placement agent fees and an aggregate of $75,000 for certain expenses. The total net proceeds from the offering were approximately $3 million, after deducting offering expenses.

Pursuant to a placement agent agreement dated March 18, 2018 between the Company and H.C. Wainwright & Co., LLC, on March 21, 2018, we completed a registered direct offering of 3,000,000 Common Shares at a price of $0.60 per share for gross proceeds of approximately $1.8 million. We also issued to the investors unregistered warrants to purchase an aggregate of 1,500,000 Common Shares at an initial exercise price of $0.60 per share. The warrants are exercisable six months following the March 21, 2018 closing date and will expire 30 months after the date they become exercisable. The Common Shares (but not the warrants or the Common Shares underlying the warrants) were offered by us through a prospectus supplement pursuant to our shelf registration statement on Form F-3 as previously filed and declared effective by the SEC and the base prospectus contained therein (Registration Statement No. 333-218297). The warrants described above were offered in a private placement under Section 4(a)(2) of the U.S. Securities Act, and Regulation D promulgated thereunder and, along with the Common Shares underlying the warrants, have not been registered under the U.S. Securities Act. We also issued to the placement agent 150,000 warrants to purchase Common Shares at an initial exercise price of $0.75 per share, paid $126,000 in cash for placement agent fees and an aggregate of $45,000 for certain expenses. The total net proceeds from the offering were approximately $1.6 million, after deducting offering expenses.

Item 8. Exhibits and Financial Statement Schedules

Exhibit Number	Description (a) The following documents are filed as part of this registration statement:
3.1
Articles of Incorporation of the Company and Amendments thereto (incorporated herein by reference to Exhibit 10.1 to the Company’s Annual Report on Form 20-F for the fiscal year ended November 30, 2009 as filed on June 1, 2010).

3.2	By-laws of the Company (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 20-F for the fiscal year ended November 30, 2009 as filed on June 1, 2010).
4.1	IPC Arrangement Agreement (incorporated herein by reference to Exhibit 4.1 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2009 as filed on June 1, 2010)
4.2
The acknowledgement and agreement of the Company dated October 22, 2009 to be bound by the performance based stock option agreement dated September 10, 2004 pursuant to which Drs. Isa and Amina Odidi are entitled to purchase up to 2,763,940 of the Company’s shares upon payment of $3.62 per share, subject to satisfaction of the performance vesting conditions (incorporated herein by reference to Exhibit 4.2 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2009 as filed on June 1, 2010)

4.3
The amended and restated promissory note dated October 22, 2009 for up to $2,300,000 issued by Intellipharmaceutics Corp. to Isa Odidi and Amina Odidi (incorporated herein by reference to Exhibit 4.3 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2009 as filed on June 1, 2010)

4.4
Registration rights agreement for February 1, 2011 private placement (incorporated herein by reference to Exhibit 4.52 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2010 as filed on May 31, 2011)

4.5
Combined Series A/B common share purchase warrant for February 1, 2011 private placement (incorporated herein by reference to Exhibit 4.53 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2010 as filed on May 31, 2011)

4.6	Form of Subscription Agreement (incorporated by reference to Exhibit A attached to Exhibit 99.1 to the Company’s report on Form 6-K for the month of March 2012 as filed on March 9, 2012)
4.7
12% convertible term debenture dated January 10, 2013 in principal amount of $1,500,000 (incorporated herein by reference to Exhibit 4.56 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2012 as filed on January 31, 2013)

4.8	Form of Subscription Agreement (incorporated by reference to Exhibit A attached to Exhibit 99.1 to the Company’s report on Form 6-K for the month of March 2013 as filed on March 19, 2013)
4.9	Form of Warrants (incorporated by reference to Exhibit B attached to Exhibit 99.1 to the Company’s report on Form 6-K for the month of March 2013 as filed on March 19, 2013)
4.10	Form of Warrants (incorporated herein by reference to Exhibit 99.2 to the Company’s report on Form 6-K for the month of July 2013 as filed on July 26, 2013 (SEC Accession No. 0001171843-13-002968))
4.11
Extension of Debenture Maturity Date dated October 1, 2014 to that certain 12% convertible term debenture dated January 10, 2013 in principal amount of $1,500,000 (incorporated herein by reference to Exhibit 4.66 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2014 as filed on February 27, 2015)

4.12
Extension of Debenture Maturity Date dated as of June 29, 2015 to that certain 12% convertible term debenture dated January 10, 2013 in principal amount of $1,500,000 (incorporated herein by reference to Exhibit 4.68 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2015 as filed on March 21, 2016)

4.13
Extension of Debenture Maturity Date dated as of December 8, 2015 to that certain 12% convertible term debenture dated January 10, 2013 in principal amount of $1,500,000 (incorporated herein by reference to Exhibit 4.69 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2015 as filed on March 21, 2016)

4.14	Form of Common Share Purchase Warrant (incorporated herein by reference to Exhibit 99.2 to the Company’s report on Form 6-K for the month of May 2016 as filed on May 27, 2016)
4.15
Extension of Debenture Maturity Date dated as of May 26, 2016 to that certain 12% convertible term debenture dated January 10, 2013 (incorporated herein by reference to Exhibit 4.72 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2016 as filed on February 28, 2017)

4.16
Extension of Debenture Maturity Date dated as of December 1, 2016 to that certain 12% convertible term debenture dated January 10, 2013 (incorporated herein by reference to Exhibit 4.73 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2016 as filed on February 28, 2017)

4.17	Form of Warrant (incorporated herein by reference to Exhibit 99.2 to the Company’s report on Form 6-K for the month of October 2017 as filed on October 12, 2017)
4.18	Form of Wainwright Warrant (incorporated herein by reference to Exhibit 99.3 to the Company’s report on Form 6-K for the month of October 2017 as filed on October 12, 2017)
4.19
Extension of Debenture Maturity Date dated as of March 28, 2017 to that certain 12% convertible term debenture dated January 10, 2013 (incorporated herein by reference to Exhibit 4.79 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2017 as filed on March 1, 2018)

4.20
Extension of Debenture Maturity Date dated as of September 28, 2017 to that certain 12% convertible term debenture dated January 10, 2013 (incorporated herein by reference to Exhibit 4.80 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2017 as filed on March 1, 2018)

4.21	Form of Warrant (incorporated herein by reference to Exhibit 99.2 to the Company’s report on Form 6-K for the month of March 2018 as filed on March 16, 2018)
4.22	Form of Wainwright Warrant (incorporated herein by reference to Exhibit 99.3 to the Company’s report on Form 6-K for the month of March 2018 as filed on March 16, 2018)
4.23	Form of Warrant (incorporated herein by reference to Exhibit 99.2 to the Company’s report on Form 6-K for the month of March 2018 as filed on March 20, 2018)
4.24	Form of Wainwright Warrant (incorporated herein by reference to Exhibit 99.3 to the Company’s report on Form 6-K for the month of March 2018 as filed on March 20, 2018)
5.1**	Opinion of Gowling WLG (Canada) LLP
10.1
Securities purchase agreement for February 1, 2011 private placement (incorporated herein by reference to Exhibit 4.51 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2010 as filed on May 31, 2011)

10.2
Placement Agent Agreement between Intellipharmaceutics International Inc. and Roth Capital Partners, LLC, dated March 9, 2012 (incorporated herein by reference to Exhibit 99.1 to the Company’s report on Form 6-K for the month of March 2012 as filed on March 9, 2012)

10.3
Lease as amended between Finley W. McLachlan Ltd. and Intellipharmaceutics Corp. for premises at 30 Worcester Road, Toronto, Ontario, Canada (incorporated herein by reference to Exhibit 4.57 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2012 as filed on January 31, 2013)

10.4
Placement Agent Agreement between Intellipharmaceutics International Inc. and Roth Capital Partners, LLC, Brean Capital, LLC and Maxim Group, LLC, dated March 19, 2013 (incorporated herein by reference to Exhibit 99.1 to the Company’s report on Form 6-K for the month of March 2013 as filed on March 19, 2013)

10.5
Underwriting Agreement between Intellipharmaceutics International Inc. and Maxim Group, LLC, as representative of the underwriters named in Schedule I thereto, dated July 26, 2013(incorporated herein by reference to Exhibit 99.1 to the Company’s report on Form 6-K for the month of July 2013 as filed on July 26, 2013 (SEC Accession No. 0001171843-13-002968))

10.6
Equity Distribution Agreement between Intellipharmaceutics International Inc. and Roth Capital Partners, LLC, dated November 27, 2013 (incorporated herein by reference to Exhibit 99.1 to the Company’s report on Form 6-K for the month of November 2013 as filed on November 27, 2013)

10.7(†)
License and Commercialization Agreement dated as of November 21, 2005, between Intellipharmaceutics Corp., and Par Pharmaceutical, Inc., as amended by the First Amendment To License and Commercialization Agreement dated as of August 12, 2011, and as further amended by the Second Amendment to License and Commercialization Agreement dated as of September 24, 2013 (incorporated herein by reference to Exhibit 4.64 to the Company’s Amendment No. 1 on Form 20-F/A for the fiscal year ended November 30, 2013 as filed on April 14, 2014)

10.8
Fifth Amendment to Lease Agreement dated November 28, 2014 between Finley W. McLachlan Properties Inc. and Intellipharmaceutics Corp. for premises at 30 Worcester Road, Toronto, Ontario, Canada (incorporated herein by reference to Exhibit 4.65 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2014 as filed on February 27, 2015)

10.9
Indenture of Lease dated as of December 1, 2015 between Finley W. McLachlan Properties Inc. and Dufferin Lumber And Supply Company Limited, and Intellipharmaceutics Corp. for premises at 22 Worcester Road and 30 Worcester Road, Toronto, Ontario, Canada (incorporated herein by reference to Exhibit 4.67 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2015 as filed on March 21, 2016)

10.10
Underwriting Agreement between Intellipharmaceutics International Inc. and Dawson James Securities, Inc., dated May 27, 2016 (incorporated herein by reference to Exhibit 99.1 to the Company’s report on Form 6-K for the month of May 2016 as filed on May 27, 2016)

10.11(†)
License and Commercial Supply Agreement dated effective October 11, 2016, between Mallinckrodt LLC and Intellipharmaceutics Corp. (incorporated herein by reference to Exhibit 4.74 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2016 as filed on February 28, 2017)

10.12
Form of Securities Purchase Agreement, dated October 11, 2017, by and between Intellipharmaceutics International Inc. and the purchaser named therein (incorporated herein by reference to Exhibit 99.1 to the Company’s report on Form 6-K for the month of October 2017 as filed on October 12, 2017)

10.13
Engagement Letter between Intellipharmaceutics International Inc. and H.C. Wainwright & Co., LLC, dated as of October 10, 2017 (incorporated herein by reference to Exhibit 99.4 to the Company’s report on Form 6-K for the month of October 2017 as filed on October 12, 2017)

10.14
Form of Securities Purchase Agreement, dated March 13, 2018, by and between Intellipharmaceutics International Inc. and the purchaser named therein (incorporated herein by reference to Exhibit 99.1 to the Company’s report on Form 6-K for the month of March 2018 as filed on March 16, 2018

10.15
Engagement Letter between Intellipharmaceutics International Inc. and H.C. Wainwright & Co., LLC, dated as of March 12, 2018 (incorporated herein by reference to Exhibit 99.4 to the Company’s report on Form 6-K for the month of March 2018 as filed on March 16, 2018)

10.16
Form of Securities Purchase Agreement, dated March 19, 2018, by and between Intellipharmaceutics International Inc. and the purchaser named therein (incorporated herein by reference to Exhibit 99.1 to the Company’s report on Form 6-K for the month of March 2018 as filed on March 20, 2018

10.17
Engagement Letter between Intellipharmaceutics International Inc. and H.C. Wainwright & Co., LLC, dated as of March 18, 2018 (incorporated herein by reference to Exhibit 99.4 to the Company’s report on Form 6-K for the month of March 2018 as filed on March 20, 2018)

21.1	List of subsidiaries (incorporated herein by reference to Exhibit 8.1 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2017 as filed on March 1, 2018)
23.1	Consent of Independent Registered Public Accounting Firm (MNP LLP)
23.2	Consent of Independent Registered Public Accounting Firm (Deloitte LLP)
23.3**	Consent included in opinion of Gowling WLG (Canada) LLP filed as Exhibit 5.1.
24.1	Power of Attorney (included on the signature pages to this Registration Statement).
--------------
**Previously filed.

†Confidential treatment has been granted for certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

Item 9. Undertakings

a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
If the registrant is relying on Rule 430B:

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on August 2, 2018.

INTELLIPHARMACEUTICS INTERNATIONAL INC.

/s/ Dr. Amina Odidi
Dr. Amina Odidi
President, Chief Operating Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Isa Odidi	Chairman of the Board of Directors	August 2, 2018
Dr. Isa Odidi	and Chief Executive Officer

/s/ Andrew Patient	Chief Financial Officer	August 2, 2018
Andrew Patient	(Principal Financial and Accounting Officer)

/s/ Dr. Amina Odidi	President, Chief Operating Officer	August 2, 2018
Dr. Amina Odidi	and Director

*	Director	August 2, 2018
Kenneth Keirstead

*	Director	August 2, 2018
Bahadur Madhani

*	Director	August 2, 2018
Eldon R. Smith

/s/ Shawn Graham	Director	August 2, 2018
Shawn Graham

“*”  By:      [/s/ Dr. Amina Odidi, as Attorney-in-fact]

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Intellipharmaceutics International Inc. in the United States, on August 2, 2018.

VASOGEN INC.

By:	/s/ Dr. Amina Odidi
Name: Dr. Amina Odidi
Title: President, Chief Operating Officer and Director

EXHIBIT INDEX

Exhibit Number	Description
3.1
Articles of Incorporation of the Company and Amendments thereto (incorporated herein by reference to Exhibit 10.1 to the Company’s Annual Report on Form 20-F for the fiscal year ended November 30, 2009 as filed on June 1, 2010).

3.2	By-laws of the Company (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 20-F for the fiscal year ended November 30, 2009 as filed on June 1, 2010).
4.1	IPC Arrangement Agreement (incorporated herein by reference to Exhibit 4.1 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2009 as filed on June 1, 2010)
4.2
The acknowledgement and agreement of the Company dated October 22, 2009 to be bound by the performance based stock option agreement dated September 10, 2004 pursuant to which Drs. Isa and Amina Odidi are entitled to purchase up to 2,763,940 of the Company’s shares upon payment of $3.62 per share, subject to satisfaction of the performance vesting conditions (incorporated herein by reference to Exhibit 4.2 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2009 as filed on June 1, 2010)

4.3
The amended and restated promissory note dated October 22, 2009 for up to $2,300,000 issued by Intellipharmaceutics Corp. to Isa Odidi and Amina Odidi (incorporated herein by reference to Exhibit 4.3 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2009 as filed on June 1, 2010)

4.4
Registration rights agreement for February 1, 2011 private placement (incorporated herein by reference to Exhibit 4.52 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2010 as filed on May 31, 2011)

4.5
Combined Series A/B common share purchase warrant for February 1, 2011 private placement (incorporated herein by reference to Exhibit 4.53 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2010 as filed on May 31, 2011)

4.6	Form of Subscription Agreement (incorporated by reference to Exhibit A attached to Exhibit 99.1 to the Company’s report on Form 6-K for the month of March 2012 as filed on March 9, 2012)
4.7
12% convertible term debenture dated January 10, 2013 in principal amount of $1,500,000 (incorporated herein by reference to Exhibit 4.56 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2012 as filed on January 31, 2013)

4.8	Form of Subscription Agreement (incorporated by reference to Exhibit A attached to Exhibit 99.1 to the Company’s report on Form 6-K for the month of March 2013 as filed on March 19, 2013)
4.9	Form of Warrants (incorporated by reference to Exhibit B attached to Exhibit 99.1 to the Company’s report on Form 6-K for the month of March 2013 as filed on March 19, 2013)
4.10	Form of Warrants (incorporated herein by reference to Exhibit 99.2 to the Company’s report on Form 6-K for the month of July 2013 as filed on July 26, 2013 (SEC Accession No. 0001171843-13-002968))
4.11
Extension of Debenture Maturity Date dated October 1, 2014 to that certain 12% convertible term debenture dated January 10, 2013 in principal amount of $1,500,000 (incorporated herein by reference to Exhibit 4.66 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2014 as filed on February 27, 2015)

4.12
Extension of Debenture Maturity Date dated as of June 29, 2015 to that certain 12% convertible term debenture dated January 10, 2013 in principal amount of $1,500,000 (incorporated herein by reference to Exhibit 4.68 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2015 as filed on March 21, 2016)

4.13
Extension of Debenture Maturity Date dated as of December 8, 2015 to that certain 12% convertible term debenture dated January 10, 2013 in principal amount of $1,500,000 (incorporated herein by reference to Exhibit 4.69 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2015 as filed on March 21, 2016)

4.14	Form of Common Share Purchase Warrant (incorporated herein by reference to Exhibit 99.2 to the Company’s report on Form 6-K for the month of May 2016 as filed on May 27, 2016)
4.15
Extension of Debenture Maturity Date dated as of May 26, 2016 to that certain 12% convertible term debenture dated January 10, 2013 (incorporated herein by reference to Exhibit 4.72 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2016 as filed on February 28, 2017)

4.16
Extension of Debenture Maturity Date dated as of December 1, 2016 to that certain 12% convertible term debenture dated January 10, 2013 (incorporated herein by reference to Exhibit 4.73 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2016 as filed on February 28, 2017)

4.17	Form of Warrant (incorporated herein by reference to Exhibit 99.2 to the Company’s report on Form 6-K for the month of October 2017 as filed on October 12, 2017)
4.18	Form of Wainwright Warrant (incorporated herein by reference to Exhibit 99.3 to the Company’s report on Form 6-K for the month of October 2017 as filed on October 12, 2017)
4.19
Extension of Debenture Maturity Date dated as of March 28, 2017 to that certain 12% convertible term debenture dated January 10, 2013 (incorporated herein by reference to Exhibit 4.79 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2017 as filed on March 1, 2018)

4.20
Extension of Debenture Maturity Date dated as of September 28, 2017 to that certain 12% convertible term debenture dated January 10, 2013 (incorporated herein by reference to Exhibit 4.80 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2017 as filed on March 1, 2018)

4.21	Form of Warrant (incorporated herein by reference to Exhibit 99.2 to the Company’s report on Form 6-K for the month of March 2018 as filed on March 16, 2018)
4.22	Form of Wainwright Warrant (incorporated herein by reference to Exhibit 99.3 to the Company’s report on Form 6-K for the month of March 2018 as filed on March 16, 2018)
4.23	Form of Warrant (incorporated herein by reference to Exhibit 99.2 to the Company’s report on Form 6-K for the month of March 2018 as filed on March 20, 2018)
4.24	Form of Wainwright Warrant (incorporated herein by reference to Exhibit 99.3 to the Company’s report on Form 6-K for the month of March 2018 as filed on March 20, 2018)
5.1**	Opinion of Gowling WLG (Canada) LLP
10.1
Securities purchase agreement for February 1, 2011 private placement (incorporated herein by reference to Exhibit 4.51 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2010 as filed on May 31, 2011)

10.2
Placement Agent Agreement between Intellipharmaceutics International Inc. and Roth Capital Partners, LLC, dated March 9, 2012 (incorporated herein by reference to Exhibit 99.1 to the Company’s report on Form 6-K for the month of March 2012 as filed on March 9, 2012)

10.3
Lease as amended between Finley W. McLachlan Ltd. and Intellipharmaceutics Corp. for premises at 30 Worcester Road, Toronto, Ontario, Canada (incorporated herein by reference to Exhibit 4.57 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2012 as filed on January 31, 2013)

10.4
Placement Agent Agreement between Intellipharmaceutics International Inc. and Roth Capital Partners, LLC, Brean Capital, LLC and Maxim Group, LLC, dated March 19, 2013 (incorporated herein by reference to Exhibit 99.1 to the Company’s report on Form 6-K for the month of March 2013 as filed on March 19, 2013)

10.5
Underwriting Agreement between Intellipharmaceutics International Inc. and Maxim Group, LLC, as representative of the underwriters named in Schedule I thereto, dated July 26, 2013(incorporated herein by reference to Exhibit 99.1 to the Company’s report on Form 6-K for the month of July 2013 as filed on July 26, 2013 (SEC Accession No. 0001171843-13-002968))

10.6
Equity Distribution Agreement between Intellipharmaceutics International Inc. and Roth Capital Partners, LLC, dated November 27, 2013 (incorporated herein by reference to Exhibit 99.1 to the Company’s report on Form 6-K for the month of November 2013 as filed on November 27, 2013)

10.7(†)
License and Commercialization Agreement dated as of November 21, 2005, between Intellipharmaceutics Corp., and Par Pharmaceutical, Inc., as amended by the First Amendment To License and Commercialization Agreement dated as of August 12, 2011, and as further amended by the Second Amendment to License and Commercialization Agreement dated as of September 24, 2013 (incorporated herein by reference to Exhibit 4.64 to the Company’s Amendment No. 1 on Form 20-F/A for the fiscal year ended November 30, 2013 as filed on April 14, 2014)

10.8
Fifth Amendment to Lease Agreement dated November 28, 2014 between Finley W. McLachlan Properties Inc. and Intellipharmaceutics Corp. for premises at 30 Worcester Road, Toronto, Ontario, Canada (incorporated herein by reference to Exhibit 4.65 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2014 as filed on February 27, 2015)

10.9
Indenture of Lease dated as of December 1, 2015 between Finley W. McLachlan Properties Inc. and Dufferin Lumber And Supply Company Limited, and Intellipharmaceutics Corp. for premises at 22 Worcester Road and 30 Worcester Road, Toronto, Ontario, Canada (incorporated herein by reference to Exhibit 4.67 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2015 as filed on March 21, 2016)

10.10
Underwriting Agreement between Intellipharmaceutics International Inc. and Dawson James Securities, Inc., dated May 27, 2016 (incorporated herein by reference to Exhibit 99.1 to the Company’s report on Form 6-K for the month of May 2016 as filed on May 27, 2016)

10.11(†)
License and Commercial Supply Agreement dated effective October 11, 2016, between Mallinckrodt LLC and Intellipharmaceutics Corp. (incorporated herein by reference to Exhibit 4.74 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2016 as filed on February 28, 2017)

10.12
Form of Securities Purchase Agreement, dated October 11, 2017, by and between Intellipharmaceutics International Inc. and the purchaser named therein (incorporated herein by reference to Exhibit 99.1 to the Company’s report on Form 6-K for the month of October 2017 as filed on October 12, 2017)

10.13
Engagement Letter between Intellipharmaceutics International Inc. and H.C. Wainwright & Co., LLC, dated as of October 10, 2017 (incorporated herein by reference to Exhibit 99.4 to the Company’s report on Form 6-K for the month of October 2017 as filed on October 12, 2017)

10.14
Form of Securities Purchase Agreement, dated March 13, 2018, by and between Intellipharmaceutics International Inc. and the purchaser named therein (incorporated herein by reference to Exhibit 99.1 to the Company’s report on Form 6-K for the month of March 2018 as filed on March 16, 2018

10.15
Engagement Letter between Intellipharmaceutics International Inc. and H.C. Wainwright & Co., LLC, dated as of March 12, 2018 (incorporated herein by reference to Exhibit 99.4 to the Company’s report on Form 6-K for the month of March 2018 as filed on March 16, 2018)

10.16
Form of Securities Purchase Agreement, dated March 19, 2018, by and between Intellipharmaceutics International Inc. and the purchaser named therein (incorporated herein by reference to Exhibit 99.1 to the Company’s report on Form 6-K for the month of March 2018 as filed on March 20, 2018

10.17
Engagement Letter between Intellipharmaceutics International Inc. and H.C. Wainwright & Co., LLC, dated as of March 18, 2018 (incorporated herein by reference to Exhibit 99.4 to the Company’s report on Form 6-K for the month of March 2018 as filed on March 20, 2018)

21.1	List of subsidiaries (incorporated herein by reference to Exhibit 8.1 to the Company’s annual report on Form 20-F for the fiscal year ended November 30, 2017 as filed on March 1, 2018)
23.1	Consent of Independent Registered Public Accounting Firm (MNP LLP)
23.2	Consent of Independent Registered Public Accounting Firm (Deloitte LLP)
23.3**	Consent included in opinion of Gowling WLG (Canada) LLP filed as Exhibit 5.1.
24.1	Power of Attorney (included on the signature pages to this Registration Statement).
--------------
**Previously filed.

†Confidential treatment has been granted for certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.